Exhibit 10.1

CORPORATE INTEGRITY AGREEMENT

BETWEEN THE

OFFICE OF INSPECTOR GENERAL

OF THE

DEPARTMENT OF HEALTH AND HUMAN SERVICES

AND

DAVITA HEALTHCARE PARTNERS INC.

I.	PREAMBLE

DaVita HealthCare Partners Inc. and its U.S. wholly-owned and partially-owned subsidiaries and joint ventures in which DaVita HealthCare Partners Inc. owns an interest that provide dialysis services, whether directly or indirectly owned by DaVita HealthCare Partners Inc., with the exception of the joint ventures listed in Appendix E (collectively “DaVita”) hereby enters into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements). Contemporaneously with this CIA, DaVita is entering into a Settlement Agreement with the United States.

II.	TERM AND SCOPE OF THE CIA

A. The period of the compliance obligations assumed by DaVita under this CIA shall be five years from the effective date of this CIA (“CIA Period”). The “Effective Date” shall be the date on which the final signatory of this CIA executes this CIA. Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period.”

B. Sections VII, X, and XI shall expire no later than 120 days after OIG’s receipt of: (1) DaVita’s final Annual Report, or (2) any additional materials submitted by DaVita pursuant to OIG’s request, whichever is later.

C. The scope of this CIA shall be governed by the following definitions:

1. “Arrangements” shall mean every arrangement or transaction that involves, directly or indirectly, the offer, payment, solicitation, or receipt of anything of value, and is between DaVita Dialysis and any actual or potential source of health care business or referrals to DaVita Dialysis or any actual or potential recipient of health care business or referrals from DaVita Dialysis. The term “source of health care business or referrals” shall mean any individual or entity that refers, recommends, arranges for,

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orders, leases, or purchases any good, facility, item, or service for which payment may be made in whole or in part by a Federal health care program, and the term “recipient of health care business or referrals” shall mean any individual or entity: (1) to whom DaVita Dialysis refers an individual for the furnishing or arranging for the furnishing of any item or service; or (2) from whom DaVita Dialysis purchases, leases, or orders or arranges for or recommends the purchasing, leasing, or ordering of any good, facility, item, or service for which payment may be made in whole or in part by a Federal health care program.

2. “Arrangements Covered Persons” includes each Covered Person who is involved with the development, approval, management, negotiation, execution, implementation, or review of DaVita Dialysis’s Arrangements. This definition does not include Facility Administrators whose sole involvement with Arrangements consists of working with Health Care Providers in implementing an Arrangement with DaVita Dialysis.

3. “Business Courtesies” means meals, gifts, and other gratuities, excluding educational and promotional materials.

4. “Certifying Executive” means each Covered Person who is an officer, president, general manager, vice president, group senior vice president, division vice president, or other Covered Person whose position is equivalent to or above a division vice president.

5. “Clinic Covered Persons” means all Covered Persons employed at a DaVita Dialysis clinic except the Facility Administrators.

6. “Compliance Program Review” means the review performed by the Compliance Advisor in accordance with Appendix A.

7. “Covered Executive” means each Covered Person who is an officer, president, senior vice president, or other Covered Person whose position is equivalent to or above a senior vice president.

8. “Covered Persons” includes:

a.	all owners of DaVita who are natural persons (other than shareholders who: (1) have an ownership interest of less than 5% and (2) acquired the ownership interest through public trading or in connection with the operation of employee incentive programs);

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b.	all officers, directors, and employees of DaVita who are responsible for or work for DaVita Dialysis;

c.	all contractors, subcontractors, agents, and other persons who provide patient care items or services or who perform billing or coding functions on behalf of DaVita Dialysis, excluding vendors whose sole connection with DaVita is selling or otherwise providing medical supplies or equipment to DaVita and who do not bill the Federal health care programs for such medical supplies or equipment; and

d.	all domestic dialysis clinic Joint Venture Partners and Medical Directors.

Notwithstanding the above, this term does not include part-time or per diem employees, contractors, subcontractors, agents, and other persons (other than Medical Directors) who are not reasonably expected to work more than 160 hours during a Reporting Period, except that any such individuals shall become “Covered Persons” at the point when they work more than 160 hours during a Reporting Period. This term also does not include contractors, subcontractors, agents, and other persons (other than Medical Directors) who only provide diagnostic services, facility services and supplies, home medical equipment, laboratory services, pharmacy services, and transportation and ambulance services.

9. “DaVita Dialysis” means DaVita’s domestic dialysis business and clinics, and all DaVita functions that provide support to DaVita’s domestic dialysis business and clinics, excluding IT personnel other than IT personnel who develop software and systems, employee benefits personnel, and facility services personnel who provide administrative support for DaVita’s corporate business offices.

10. “Executive Financial Recoupment Program” means the financial recoupment program required by Appendix D that puts at risk of forfeiture and recoupment an amount equivalent to up to three years of annual performance pay (e.g., annual bonus, plus long-term incentives) for a Covered Executive who is discovered to have been involved in any significant misconduct.

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11. “Focus Arrangements” means every Arrangement that is between DaVita Dialysis and any Health Care Provider and involves, directly or indirectly, the offer, payment, or provision of anything of value. Notwithstanding the foregoing, “Focus Arrangements” shall not include:

a.	single patient agreements, stat lab agreements, or transfer agreements that DaVita Dialysis enters into with a hospital or related corporate entity, or

b	Business Courtesies extended by DaVita Dialysis, except those Business Courtesies extended by Certifying Employees, DaVita Dialysis business development personnel, and DaVita Dialysis Regional Operations Directors.

12. “Health Care Provider” means: (1) any individual nephrologist or physician practice; (2) any hospital or related corporate entity that is or has entered into a Letter of Intent with DaVita Dialysis to become a Joint Venture Partner; or (3) any joint venture in which DaVita owns an interest that provides dialysis services, whether directly or indirectly owned by DaVita.

13 “Joint Venture De Novo” means any transaction in which DaVita partners with a Health Care Provider to establish and jointly own one or more new dialysis clinics or programs prior to Medicare certification.

14. “Joint Venture Partner” means a Health Care Provider who owns a percentage, directly or indirectly, whether through shares, membership interests, or other ownership means, of a DaVita Dialysis clinic or holding company that owns an interest in a DaVita Dialysis clinic.

15. “Medical Director” means a nephrologist or nephrology practice that provides the medical director services required by Medicare regulations (e.g., 42 C.F.R. § 494.150) to a DaVita Dialysis clinic.

16. “Multi-Specialty Practice” means a physician practice group that includes physicians who practice in general medicine/primary care and/or more than one specialty area. If physicians who specialize in nephrology are included in the Multi-Specialty Practice, they must represent less than 20% of the practice group’s physician members.

17. “Partial Acquisition” means any transaction in which DaVita acquires a direct or indirect interest of less than 100% in one or more dialysis clinics or programs.

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18. “Partial Divestiture” means any transaction in which the ownership interest held directly or indirectly by DaVita in one or more dialysis clinics or programs is reduced, but remains greater than 0%.

19. “Risk Determination” means: (a) the Independent Monitor’s decision regarding whether the proposed Focus Arrangement presents a low risk or a high risk of violating the laws and regulations governing the Federal health care programs, including the False Claims Act and the Anti-Kickback Statute; or (b) the Independent Monitor’s determination that he or she is unable to make such a conclusion.

20. “Subject Joint Venture Clinics” means the joint venture clinics listed in Appendix B to this CIA.

21. “Valuation Methodologies” means the collections of processes used to price a Focus Arrangement, including the template financial models used in those processes, standards concerning the methodology for calculating and documenting the inputs to those models when customized to specific transactions, and procedures for evaluating the output from those models.

III.	CORPORATE INTEGRITY OBLIGATIONS

DaVita shall establish and maintain a Compliance Program that includes the following elements:

A.	Chief Compliance Officer and Management Compliance Committee

1. Chief Compliance Officer. DaVita has appointed a Covered Person to serve as its Chief Compliance Officer and shall maintain a Chief Compliance Officer for the CIA Period. The Chief Compliance Officer shall be responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements. The Chief Compliance Officer shall be a member of senior management of DaVita, shall report directly to the Chief Executive Officer of DaVita and the Chairman of the Compliance Committee of the Board of Directors of DaVita (the “Board”), shall make periodic (at least quarterly) reports regarding compliance matters directly to the Compliance Committee of the Board of Directors (“Board Compliance Committee”), and shall be authorized to report on such matters to the Board or the Board Compliance Committee at any time. Written documentation of the Chief Compliance Officer’s reports to the Board Compliance Committee shall be made available to OIG upon request. The Chief Compliance Officer shall not be or be subordinate to the Chief Legal Officer or Chief Financial Officer or have any responsibilities that involve acting in any capacity as legal counsel or supervising legal counsel functions for DaVita. The Chief Compliance Officer shall be responsible for monitoring the day-to-day compliance

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activities engaged in by DaVita Dialysis as well as for any reporting obligations created under this CIA. Any noncompliance job responsibilities of the Chief Compliance Officer shall be limited and must not interfere with the Chief Compliance Officer’s ability to perform the duties outlined in this CIA.

DaVita shall report to OIG, in writing, any changes in the identity or position description of the Chief Compliance Officer, or any actions or changes that would affect the Chief Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within five days after such a change.

2. Management Compliance Committee. DaVita has appointed and shall maintain for the CIA Period a Management Compliance Committee. The Management Compliance Committee shall, at a minimum, include the Chief Compliance Officer and other members of DaVita Dialysis’s senior management necessary to meet the requirements of this CIA (e.g., senior executives of DaVita Dialysis Corporate Development, billing, clinical, human resources, audit, and operations). The Chief Compliance Officer shall chair the Management Compliance Committee, and the Management Compliance Committee shall support the Chief Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of DaVita Dialysis’s risk areas and shall oversee monitoring of internal and external audits and investigations). The Management Compliance Committee shall meet at least quarterly. The minutes of the Management Compliance Committee meetings shall be made available to OIG upon request.

DaVita shall report to OIG, in writing, any changes in the composition of the Management Compliance Committee, or any actions or changes that would affect the Management Compliance Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

3. Board of Directors Compliance Obligations. The Board Compliance Committee shall be responsible for the review and oversight of matters related to compliance with Federal health care program requirements and the obligations of this CIA. The Board Compliance Committee is currently comprised solely of independent (i.e., non-executive) members and shall continue to be comprised solely of independent members for the CIA Period. The Board Compliance Committee has now and shall maintain for the CIA Period the ability to retain, at its sole discretion, outside compliance counsel.

The Board Compliance Committee shall, at a minimum, be responsible for the following:

a.	The Board Compliance Committee shall meet at least quarterly to review and oversee DaVita Dialysis’s

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Compliance Program, including, but not limited to, the performance of the Chief Compliance Officer, Management Compliance Committee, and the Compliance Department.

b.	The Board Compliance Committee shall meet at least quarterly in executive session with the Chief Compliance Officer.

c.	The Board Compliance Committee shall, within 90 days of the second anniversary of the Effective Date, retain a person or entity who meets the qualifications set forth in Appendix A as its Compliance Advisor. Beginning with the third Reporting Period of the CIA, the Compliance Advisor shall review the effectiveness of DaVita Dialysis’s Compliance Program and Risk Assessment and Mitigation Process for DaVita Dialysis (Compliance Program Review) and provide the Board with a Compliance Program Review Report for the remaining Reporting Periods of the CIA. The Board shall consider the Compliance Program Review Report as part of its review and assessment of DaVita Dialysis’s Compliance Program.

d.	The Board Compliance Committee shall, for each Reporting Period of the CIA, adopt a resolution, signed by each member of the Board Compliance Committee summarizing its review and oversight of DaVita Dialysis’s compliance with Federal health care program requirements and the obligations of this CIA.

At minimum, the resolution shall include the following language:

“The Compliance Committee of the Board of Directors has made a reasonable inquiry into the operations of DaVita Dialysis’s Compliance Program including the performance of the Chief Compliance Officer and the Management Compliance Committee. Based on its inquiry and review, the Board Compliance Committee has concluded that, to the best of its knowledge, DaVita Dialysis has implemented an effective Compliance Program to meet Federal health care program requirements and the obligations of the CIA.”

If the Board Compliance Committee is unable to provide such a conclusion in the resolution, the Board Compliance Committee shall include in the resolution a written explanation of the reasons why it is unable to provide the conclusion and the steps it is taking to implement an effective Compliance Program at DaVita Dialysis.

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DaVita shall report to OIG, in writing, any changes in the composition or leadership of the Board Compliance Committee, or any actions or changes that would affect the Board Compliance Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

4. Management Accountability and Certifications. In addition to the responsibilities set forth in this CIA for all Covered Persons, Certifying Executives are specifically expected to monitor and oversee activities within their areas of authority and shall annually certify that the functional area is compliant with applicable Federal health care program requirements and with the obligations of this CIA. To the extent that a functional area is not covered by the certification of a Certifying Executive, the person in charge of that functional area shall certify.

For each Reporting Period, each Certifying Executive or person in charge of the applicable functional area shall sign a certification that states:

“I have been trained on and understand the compliance requirements and responsibilities as they relate to [functional area], an area under my supervision. My job responsibilities include ensuring compliance with regard to the [functional area] with all applicable Federal health care program laws and regulations, obligations of the Corporate Integrity Agreement, and applicable DaVita HealthCare Partners policies, and I have taken steps to promote such compliance. In the event that I have identified potential issues of noncompliance with these requirements, I have referred all such issues consistent with the processes of DaVita HealthCare Partners for reporting potential misconduct for further review and follow-up. Apart from those referred issues, and any issues of which I have been made aware by DaVita HealthCare Partners’ counsel because they have been brought to the attention of OIG, any other relevant government agency or entity, or the CIA Monitor, I am not currently aware of any violations of applicable Federal health care program laws and regulations, obligations of the Corporate Integrity Agreement, or the requirements of the policies of DaVita HealthCare Partners. I understand that this certification is being provided to and relied upon by the United States.”

If any Certifying Executive or person in charge of the applicable functional area is unable to provide such a conclusion in the certification, the Certifying Executive or person in charge of the applicable functional area shall provide a written explanation of the reasons why he or she is unable to provide the certification outlined above and the steps being taken to address the issue(s) identified in the written explanation.

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B.	Written Standards

1. Code of Conduct. Prior to the Effective Date, DaVita developed, implemented, and distributed a written Code of Conduct for DaVita Dialysis to all Covered Persons. During the CIA Period, DaVita Dialysis shall make the performance of job responsibilities in a manner consistent with the Code of Conduct an element in evaluating the performance of all employed Covered Persons and shall implement a policy requiring that all contracted Covered Persons perform job responsibilities in a manner consistent with the Code of Conduct. The Code of Conduct shall, at a minimum, set forth:

a.	DaVita’s commitment to full compliance with all Federal health care program requirements;

b.	DaVita’s requirement that all of its Covered Persons shall be expected to comply with all Federal health care program requirements and with DaVita’s own Policies and Procedures;

c.	the requirement that all of DaVita’s Covered Persons shall be expected to report to the Chief Compliance Officer, or other appropriate individual designated by DaVita, suspected violations of any Federal health care program requirements or of DaVita’s own Policies and Procedures; and

d.	the right of all individuals to use the Disclosure Program described in Section III.L, and DaVita’s commitment to nonretaliation and to maintain, as appropriate, confidentiality and anonymity with respect to such disclosures.

Within 90 days after the Effective Date, each Covered Person shall certify, in writing or in electronic form, that he or she has received, read, understood, and shall abide by DaVita Dialysis’s Code of Conduct. New Covered Persons shall receive the Code of Conduct in hard copy or electronic form and shall complete the required certification within 30 days after becoming a Covered Person or within 90 days after the Effective Date, whichever is later.

DaVita shall periodically review the Code of Conduct to determine if revisions are appropriate and shall make any necessary revisions based on such review. The Code of Conduct shall be distributed in hard copy or electronic form at least annually to all Covered Persons.

2. Policies and Procedures. Within 90 days after the Effective Date, DaVita shall implement written Policies and Procedures regarding the operation of its

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compliance program for DaVita Dialysis, including the compliance program requirements outlined in this CIA and compliance with Federal health care program requirements. The Policies and Procedures also shall address:

a.	42 U.S.C. § 1320a-7b(b) (Anti-Kickback Statute) and the regulations and other guidance documents related to that statute, and business or financial arrangements or contracts that generate unlawful Federal health care program business in violation of the Anti-Kickback Statute; and

b.	the requirements set forth in Section III.D (Compliance with the Anti-Kickback Statute).

Within 90 days after the Effective Date, the Policies and Procedures shall be made available in hard copy or electronic form to all Covered Persons. Appropriate and knowledgeable staff shall be available to explain the Policies and Procedures.

At least annually (and more frequently, if appropriate), DaVita shall assess and update, as necessary, the Policies and Procedures. Within 30 days after the effective date of any revisions, a description of the revisions shall be communicated to all affected Covered Persons and any revised Policies and Procedures shall be made available to all Covered Persons in hard copy or electronic form.

C.	Training and Education

1. General Training. Within 90 days after the Effective Date, DaVita Dialysis shall provide at least one hour of General Training to each Covered Person, except Clinic Covered Persons. DaVita Dialysis shall provide at least one hour of General Training to Clinic Covered Persons within the first Reporting Period. This training, at a minimum, shall explain DaVita’s:

a.	CIA requirements; and

b.	Compliance Program, including the Code of Conduct.

New Covered Persons shall receive the General Training described above within 30 days after becoming a Covered Person or within 90 days after the Effective Date, whichever is later. New Clinic Covered Persons shall receive General Training within 60 days after they become new Clinic Covered Persons. After receiving the initial General Training described above, each Covered Person shall receive at least one hour of General Training in each subsequent Reporting Period.

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2. Arrangements Training. Within 90 days after the Effective Date, each Arrangements Covered Person shall receive at least three hours of Arrangements Training, in addition to the General Training required above. The Arrangements Training shall include a discussion of:

a.	Arrangements that potentially implicate the Anti-Kickback Statute, as well as the regulations and other guidance documents related to that statute;

b.	DaVita Dialysis’s policies, procedures, and other requirements relating to Arrangements and Focus Arrangements, including, but not limited to, the Focus Arrangements Tracking System, the internal review and approval process, and the tracking of remuneration to and from sources of health care business or referrals pursuant to Focus Arrangements as required by Section III.D of the CIA;

c.	the personal obligation of each individual involved in the development, approval, management, negotiation, execution, implementation, or review of DaVita Dialysis’s Arrangements to know the applicable legal requirements and DaVita Dialysis’s policies and procedures;

d.	the legal sanctions under the Anti-Kickback Statute; and

e.	examples of violations of the Anti-Kickback Statute.

New Arrangements Covered Persons shall receive this training within 30 days after the beginning of their employment or becoming Arrangements Covered Persons, or within 90 days after the Effective Date, whichever is later. New Arrangements Covered Persons shall not develop, approve, manage, negotiate, execute, implement, or review DaVita Dialysis’s Arrangements until after they have completed the Arrangements Training.

After receiving the initial Arrangements Training described in this Section, each Arrangements Covered Person shall receive at least two hours of Arrangements Training, in addition to the General Training, in each subsequent Reporting Period.

3. Board Member Training. Within 90 days after the Effective Date, DaVita shall provide at least two hours of training to each member of the Board of Directors, in addition to the General Training. This training shall address the responsibilities of board members and corporate governance.

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New members of the Board of Directors shall receive the Board Member Training described above within 30 days after becoming a member or within 90 days after the Effective Date, whichever is later.

4. Certification. Each individual who is required to attend training shall certify, in writing or in electronic form, that he or she has received the required training. The certification shall specify the type of training received and the date received. The Chief Compliance Officer (or designee) shall retain the certifications, along with one copy of all course materials.

5. Qualifications of Trainer. Persons preparing or providing the training shall be knowledgeable about the subject area. Persons preparing or providing the Arrangements Training shall have expertise in the Anti-Kickback Statute, as well as the regulations, directives, and guidance related to that law.

6. Update of Training. DaVita shall review the training annually and, where appropriate, update the training to reflect changes in Federal health care program requirements, any pertinent issues discovered during internal audits, the Compliance Program Review, the Monitor’s findings and reviews, and any other relevant information.

7. Computer-based Training. DaVita may provide the training required under this CIA through appropriate computer-based training approaches. If DaVita chooses to provide computer-based training, it shall make available appropriately qualified and knowledgeable staff or trainers to answer questions or provide additional information to the individuals receiving such training.

8. Training of Medical Directors and Joint Venture Partners. DaVita Dialysis shall make the General Training described in Section III.C.1 available to all of its Medical Directors and Joint Venture Partners and shall require them to complete it. If, under existing Focus Arrangements, DaVita does not have the authority to require the Medical Directors and Joint Venture Partners to complete the training, it shall use its best efforts to encourage such Medical Directors and Joint Venture Partners to complete the training. The Chief Compliance Officer shall maintain records of all active Medical Directors and Joint Venture Partners who receive training, including the type of training and the date received. These records shall be made available to OIG upon request.

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D.	Compliance with the Anti-Kickback Statute

DaVita is responsible for ensuring that the following obligations are met:

1. Selection Process and Selection Criteria.

a.	Within 90 days after the Effective Date, DaVita Dialysis shall develop a process for documenting the selection of Health Care Providers with whom it enters into Focus Arrangements other than Business Courtesies.

The Selection Process for each type of Focus Arrangement shall include:

i.	a mechanism by which DaVita Dialysis identifies Health Care Providers for possible selection;

ii.	confirmation that each Health Care Provider considered meets designated Selection Criteria, as defined in Section III.D.1.b, below, specific to the type of Focus Arrangement; and

iii.	DaVita Dialysis’s rationale for choosing the Health Care Provider ultimately selected for entry into a particular Focus Arrangement.

b.	Within 90 days after the Effective Date, DaVita Dialysis shall develop criteria to guide its selection of Health Care Providers with whom it enters into Focus Arrangements other than Business Courtesies (“Selection Criteria”). DaVita Dialysis shall develop Selection Criteria for each type of Focus Arrangement that it enters into with Health Care Providers. For joint venture Focus Arrangements, separate Selection Criteria shall be developed for each type of joint venture that DaVita enters into (e.g., Partial Acquisition, Partial Divestiture, Joint Venture De Novo). The Selection Criteria shall relate to a Health Care Provider’s eligibility and ability to perform the functions required in connection with each such type of Focus Arrangement, and shall not include a Health Care Provider’s ability to refer patients to DaVita.

c.	The Monitor shall review and approve the Selection Process and Selection Criteria. During the first two Reporting

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Periods, the Monitor also shall prospectively review and approve any modifications or changes to the Selection Process or Selection Criteria. The requirements of this subsection shall apply to the third Reporting Period if OIG exercises its discretion to extend the Monitor’s authority pursuant to Section I of Appendix C to the CIA.

d.	DaVita Dialysis shall maintain and continue to apply its Selection Process and Selection Criteria throughout the CIA Period.

e.	Section III.D.1 and Section III.D.2 shall not apply to Focus Arrangements in which a Health Care Provider contracts with DaVita Dialysis solely for the provision of management services and has no other Focus Arrangements with DaVita Dialysis.

2. Valuation Methodologies.

a.	Within 90 days after the Effective Date, DaVita Dialysis shall examine the Valuation Methodologies it uses to price each type of Focus Arrangement, except Business Courtesies, and shall revise each such methodology if necessary to comply with the Anti-Kickback Statute and the requirements of this CIA. To the extent no Valuation Methodology exists for a type of Focus Arrangement, except Business Courtesies, that DaVita Dialysis enters into, DaVita Dialysis shall develop a Valuation Methodology to use in pricing that type of Focus Arrangement.

b.	DaVita Dialysis shall obtain the Monitor’s approval of each required Valuation Methodology, and any changes to those Valuation Methodologies during the first two Reporting Periods, prior to implementation.

c.	During the CIA Period, DaVita Dialysis shall consistently apply the approved Valuation Methodologies to value each type of Focus Arrangement.

3. Focus Arrangements Procedures. In addition to the Valuation Methodologies, within 90 days after the Effective Date DaVita Dialysis shall examine its procedures and evaluate whether the procedures are reasonably designed to ensure that each existing and new or renewed Focus Arrangement does not violate the Anti-Kickback

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Statute and the regulations and guidance related to the Anti-Kickback Statute (Focus Arrangements Procedures), and shall revise those procedures as necessary. These procedures shall include the following:

a.	creating and maintaining a centralized tracking system for all existing and new or renewed Focus Arrangements (Focus Arrangements Tracking System);

b.	tracking remuneration to and from all parties to Focus Arrangements;

c.	tracking investments made by and estimated rates of return received during the CIA Period by all parties to all Partial Acquisition and Partial Divestiture transactions between DaVita Dialysis and a Health Care Provider (if applicable), except for those transactions that are part of the conduct released by the Settlement Agreement entered into between the United States and DaVita contemporaneously with this CIA;

d.	tracking services and activities to ensure that parties to the Focus Arrangement are performing the services required under the applicable Focus Arrangement(s) (if applicable);

e.	monitoring the use of leased space, medical supplies, medical devices, equipment, or other patient care items to ensure that such use is consistent with the terms of the applicable Focus Arrangement(s) (if applicable);

f.	establishing and implementing a written review and approval process for all Focus Arrangements, except Business Courtesies, the purpose of which is to ensure that all new and existing or renewed Focus Arrangements do not violate the Anti-Kickback Statute, and that includes at least the following: (i) a legal review of all Focus Arrangements by counsel with expertise in the Anti-Kickback Statute, (ii) a process for specifying the business need or business rationale for all Focus Arrangements, and (iii) a process for determining and documenting the fair market value of the remuneration specified in the Focus Arrangement;

g.	requiring the Chief Compliance Officer to review the Focus Arrangements Tracking System, internal review and approval

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process, and other Focus Arrangements Procedures on at least an annual basis and to provide a report on the results of such review to the Board Compliance Committee; and

h.	implementing effective responses when suspected violations of the Anti-Kickback Statute are discovered, including disclosing Reportable Events and quantifying and repaying Overpayments pursuant to Sections III.O and III.P when appropriate.

Notwithstanding the foregoing, DaVita shall have until the end of the first Reporting Period to identify and enter in the Focus Arrangements Tracking System all existing Focus Arrangements except (i) center transaction agreements; (ii) Medical Director agreements, (iii) leases, and (iv) consulting agreements; and to enter all data for items or services provided under the existing Focus Arrangements on or after the Effective Date. DaVita is not required to include in its Focus Arrangements Tracking System historical remuneration or performance data for items or services provided under the existing Focus Arrangements prior to the Effective Date.

4. New or Renewed Arrangements Requirements. Prior to entering into new Focus Arrangements or renewing (whether by operation of contract or negotiation) existing Focus Arrangements, except Business Courtesies, in addition to complying with the Focus Arrangements Procedures set forth above, DaVita Dialysis shall comply with the following requirements (Focus Arrangements Requirements):

a.	ensure that each Focus Arrangement is set forth in writing and signed by DaVita Dialysis and the other parties to the Focus Arrangement;

b.	include in the written agreement a requirement that each party to a Focus Arrangement who meets the definition of a Covered Person shall complete at least one hour of training regarding the Anti-Kickback Statute and examples of arrangements that potentially implicate the Anti-Kickback Statute. Additionally, DaVita Dialysis shall provide each party to the Focus Arrangement with a copy of its Code of Conduct and Policies and Procedures related to the Anti-Kickback Statute in hard copy or electronic form;

c.	include in the written agreement a certification by the parties to the Focus Arrangement that the parties shall not violate the Anti-Kickback Statute with respect to the performance of the Arrangement; and

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d.	beginning 120 days from the Effective Date, during the first two Reporting Periods and for the first 120 days of the third Reporting Period, obtain from the Monitor a Risk Determination for each Focus Arrangement. During the first two Reporting Periods and for the first 120 days of the third Reporting Period, DaVita Dialysis shall not enter into or renew a Focus Arrangement until it has received a Risk Determination from the Monitor containing a conclusion that the proposed Focus Arrangement presents a low risk or a high risk of violating the laws and regulations governing the Federal health care programs, including the False Claims Act and the Anti-Kickback Statute. The requirements of this subsection shall apply to the remainder of the third Reporting Period if OIG exercises its discretion under Section I of Appendix C to the CIA to extend the Monitor’s authority to make Risk Determinations under Section C of Appendix C to the CIA.

5. Records Retention and Access. DaVita Dialysis shall retain and make available to OIG, upon request, the Focus Arrangements Tracking System and all supporting documentation of the Focus Arrangements subject to this Section and, to the extent available, all non-privileged communications related to the Focus Arrangements and the actual performance of the duties under the Focus Arrangements.

E.	Notice to Joint Venture Partners and Medical Directors

1. Within 90 days after the Effective Date, DaVita shall send, by first class mail with delivery confirmation, a notice approved by the Monitor to each Joint Venture Partner and Medical Director. Each notice should include the following information, to the extent applicable to the particular recipient:

a.	Joint Venture Partners and Medical Directors, and their employees, colleagues, and contractors, are free to refer patients to and treat patients at non-DaVita-owned dialysis clinics;

b.	DaVita will not enforce any patient-related non-disparagement or non-solicitation clauses contained in any of their existing agreements with DaVita; and

c.	in connection with joint venture clinics formed by Partial Divestitures, DaVita will not enforce the investment non-compete provisions it may have in those joint venture and Medical Director agreements.

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2. Within 90 days after the anniversary of the Effective Date in each subsequent Reporting Period, DaVita shall send, by first class mail, postage prepaid with delivery confirmation, the notice described in Section III.E.1 to each Joint Venture Partner and Medical Director. If DaVita changes or revises the wording of the letter, DaVita shall obtain, in the second Reporting Period, the approval of the Monitor and, in subsequent Reporting Periods, the approval of the OIG prior to sending the letter.

F.	Unwinding of Subject Joint Venture Clinics

1. During the first Reporting Period, DaVita shall unwind the Subject Joint Venture Clinics. DaVita may unwind the Subject Joint Venture Clinics by:

a.	selling its interest in the Subject Joint Venture Clinic, at a price within the range of fair market value, to its nephrologist or nephrology practice partners;

b.	purchasing its nephrologist or nephrology practice partners’ interest in the Subject Joint Venture Clinic, at a price within the range of fair market value;

c.	selling its interest in a Subject Joint Venture Clinic, at a price within the range of fair market value, to an independent third party; or

d.	selling the full interest of the Subject Joint Venture Clinic, at a price within the range of fair market value, to an independent third party, which would buy out all Joint Venture Partners.

2. DaVita shall obtain the Monitor’s approval for each transaction involved in the unwinding of the Subject Joint Venture Clinics prior to the transaction’s closure and/or execution.

3. In the event that DaVita is not able to unwind a Subject Joint Venture Clinic prior to the end of the first Reporting Period, the Monitor may provide a certification that DaVita has acted in good faith to unwind the Subject Joint Venture Clinic. The Monitor shall provide such a certification only if she or he determines that DaVita has actively pursued in good faith all avenues for unwinding the Subject Joint Venture Clinic listed in Section III.F.1 above and that DaVita’s failure to complete the unwind is due to circumstances beyond its control. In making this determination, the Monitor may consider the conduct of the other parties to the Subject Joint Venture Clinic.

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4. During the term of the CIA, DaVita shall not enter into any Partial Divestitures, unless expressly permitted by Section III.F.5, below.

5. Notwithstanding Section III.F.4 of this CIA, DaVita is expressly permitted to enter into the following:

a.	Joint Venture De Novo arrangements;

b.	Any joint venture formed by selling a direct or indirect interest in a DaVita dialysis clinic to a Multi-Specialty Practice and/or hospital;

c.	Any joint venture formed by selling a direct or indirect interest in a DaVita dialysis clinic to a Multi-Specialty Practice and a nephrologist or nephrology practice;

d.	Any joint venture formed by selling a direct or indirect interest in a DaVita dialysis clinic to a hospital and a nephrologist or nephrology practice;

e.	Any joint venture formed by selling a direct or indirect interest in a DaVita dialysis clinic to a hospital and a Multi-Specialty Practice and a nephrologist or nephrology practice;

f.	Any transaction pursuant to which DaVita is required under the existing agreements related to the joint ventures listed in Appendix F to sell, offer to sell, or otherwise transfer some of its membership interests to another party;

g.	Any transaction in which DaVita is required by court order sought and obtained by any independent third party to sell, offer to sell, or otherwise transfer some of its membership interests to another party; or

h.	Any transaction consistent with CMS rules or regulations regarding ESRD Seamless Care Organizations (ESCOs).

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G.	Independent Monitor

1. Retention of the Independent Monitor. Within 60 days after the Effective Date, DaVita shall retain the Independent Monitor (Monitor) selected by OIG after consultation with DaVita. The Monitor may retain additional personnel, including, but not limited to, independent consultants, if needed to help meet the Monitor’s obligations under this CIA. DaVita shall provide OIG with a copy of the agreement between DaVita and the Monitor, and any agreements between DaVita or the Monitor and any consultants retained by the Monitor. OIG shall have 10 business days to review and provide comment on the agreement(s) prior to final execution.

The Monitor may confer and correspond with DaVita or OIG individually or together. The Monitor and DaVita shall not negotiate or enter into another financial relationship for at least 12 months after the date of OIG’s CIA closure letter to DaVita.

2. Duties of the Monitor. The Monitor shall perform the tasks and reviews and prepare the reports described in Appendix C of the CIA. The Monitor shall submit all reports simultaneously to OIG and DaVita. The Monitor shall not share draft reports with DaVita.

3. Retention of Records. The Monitor shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and other documents related to the engagement of and work performed by the Monitor.

4. Resignation or Removal of the Monitor. The Monitor is not an agent of OIG. However, the Monitor may be removed by OIG at OIG’s sole discretion. If the Monitor resigns or is removed prior to the termination of the CIA, DaVita shall retain, within 60 days after selection by OIG, another Monitor with the same functions and authorities. If the Monitor resigns or is removed, all deadlines under Sections III.F and V applicable to the Reporting Period during which the resignation or removal occurs will be tolled until 60 days after OIG selects a new Monitor or DaVita retains the new Monitor, whichever is earlier. No penalties will be applied under Section X for days that are tolled as a result of this Section III.G.4.

5. Validation Review. In the event OIG has reason to believe that: (a) the Monitor’s work fails to conform to the requirements of this CIA, or (b) the Monitor’s findings or review results are inaccurate, OIG may, at its sole discretion, conduct its own review (Validation Review). DaVita shall pay for the reasonable cost of any such review performed by OIG or any of its designated agents. Any Validation Review of reports submitted as part of DaVita’s final Annual Report shall be initiated no later than one year after DaVita’s final submission (as described in Section II) is received by OIG.

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Prior to initiating a Validation Review, OIG shall notify DaVita of its intent to do so and provide a written explanation of why OIG believes such a review is necessary. To resolve any concerns raised by OIG, DaVita may request a meeting with OIG to discuss the matter, present any additional information, and/or propose alternatives to the proposed Validation Review. DaVita agrees to provide any additional information as may be requested by OIG under this Section III.G.5 in an expedited manner. OIG will attempt in good faith to resolve any issues with DaVita prior to conducting a Validation Review. However, the final determination as to whether or not to proceed with a Validation Review shall be made at the sole discretion of OIG.

6. Responsibilities and Liabilities. Nothing in this Section III.G or Appendix C to this CIA affects DaVita’s responsibilities or liabilities under any criminal, civil, or administrative laws or regulations applicable to any Federal health care program including, but not limited to, the Anti-Kickback Statute.

H.	Compliance Audits

1. DaVita Dialysis has established a compliance audit program consisting of four components: annual audits, routine audits, email audits, and metric monitoring. DaVita shall, at a minimum, maintain this compliance audit program for DaVita Dialysis for the CIA Period at the same level of effort as allocated to the compliance audit program in calendar year 2013.

2. DaVita shall ensure that OIG receives a list of annual, routine, and email audits completed or scheduled to be completed by DaVita Dialysis during each Reporting Period no later than 30 days prior to the end of the Reporting Period.

3. The compliance audit program shall not be performed under attorney-client privilege.

I.	Risk Assessment and Mitigation Process

Within 90 days after the Effective Date, DaVita shall develop a standardized, centralized process to allow DaVita Dialysis’s in-house or outside legal counsel, compliance, and leaders of the relevant functions to: (1) identify and assess the risks associated with DaVita Dialysis’s compliance with Federal health care program requirements, the False Claims Act, and the Anti-Kickback Statute; and (2) determine what steps, if any, DaVita Dialysis should take to mitigate the identified risks. DaVita shall maintain the Risk Assessment and Mitigation Process for the duration of the CIA.

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J.	Compensation

1. Executive Financial Recoupment Program. DaVita shall establish no later than December 31, 2014, and shall maintain throughout the CIA Period, a financial recoupment program that puts at risk of forfeiture and recoupment an amount equivalent to up to three years of annual performance pay (e.g., annual bonus, incentives) for a Covered Executive who is discovered to have been involved in any significant misconduct (Executive Financial Recoupment Program). This financial recoupment program shall apply both to Covered Executives who are current DaVita employees and to Covered Executives who are former DaVita employees at the time of a Recoupment Determination. The specific terms and conditions of the Executive Financial Recoupment Program are set forth in Appendix D to this CIA. DaVita shall maintain an Executive Financial Recoupment Program consistent with the terms of Appendix D for at least the duration of the CIA, absent agreement otherwise by OIG.

2. Compliance Input on Executive Compensation. The Chief Compliance Officer shall provide information to the Board Compensation Committee that evaluates each Covered Executive’s performance, including, but not limited to, the Covered Executive’s commitment to compliance, as demonstrated by modeling compliant behavior, leading in a compliant manner, identifying risks and issues, resolving risks and issues in a compliant manner, working with the Compliance Department to address issues, and other compliance-related factors as appropriate. The Board Compensation Committee shall document its decision regarding the consideration given to the information for each Covered Executive in determining annual compensation (e.g., salary, bonuses) and the rationale for its decision. DaVita shall provide copies of the Board Compensation Committee’s documentation of its decision and rationale to OIG upon request.

K.	Cooperation

Upon reasonable notice, DaVita shall cooperate with all OIG investigations and understands that full cooperation includes: (1) prompt and truthful disclosures to OIG of all matters relating to any Federal or state health care law investigation, prosecution, or other enforcement action relating to the Covered Conduct in the Settlement Agreement entered into between the United States and DaVita contemporaneously with this CIA, including other matters involving possible violations of Federal or state health care law by individuals or entities in the dialysis industry and the medical practice of nephrology; and (2) truthful testimony in any administrative hearing and/or court proceeding. DaVita, upon reasonable notice, will make reasonable efforts to facilitate access to, and encourage the cooperation of, its current and former directors, officers, and employees for interviews and testimony, and will furnish to OIG, upon reasonable request, all documents and records in its possession, custody, or control relating to the Covered Conduct. Section III.K shall not require and shall not be construed as a waiver of any applicable attorney-client or work product privileges.

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L.	Disclosure Program

DaVita has established and shall continue to maintain a Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Chief Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with DaVita Dialysis’s policies, conduct, practices, or procedures with respect to a Federal health care program believed by the individual to be a potential violation of criminal, civil, or administrative law. DaVita shall continue to appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees or by posting the information in prominent common areas).

The Disclosure Program shall continue to emphasize a nonretribution, nonretaliation policy, and shall continue to include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. Upon receipt of a disclosure, the Chief Compliance Officer (or designee) shall continue to gather all relevant information from the disclosing individual. The Chief Compliance Officer (or designee) shall continue to make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice, and (2) provides an opportunity for taking corrective action, DaVita shall continue to conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.

The Chief Compliance Officer (or designee) shall maintain a disclosure log for DaVita Dialysis, which shall include a record and summary of each disclosure received (whether anonymous or not), the status of the respective internal reviews, and any corrective action taken in response to the internal reviews.

M.	Ineligible Persons

1. Definitions. For purposes of this CIA:

a.	an “Ineligible Person” shall include an individual or entity who:

i.	is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs; or

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ii.	has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

b.	“Exclusion Lists” include:

i.	the HHS/OIG List of Excluded Individuals/Entities (LEIE) (available through the Internet at http://www.oig.hhs.gov); and

ii.	the General Services Administration’s System for Award Management (SAM) (available through the Internet at http://www.sam.gov).

2. Screening Requirements. DaVita shall continue to ensure that all prospective and current Covered Persons are not Ineligible Persons, by continuing or implementing the following screening requirements.

a.	DaVita shall screen all prospective Covered Persons against the Exclusion Lists prior to engaging their services and, as part of the hiring or contracting process, shall require such Covered Persons to disclose whether they are Ineligible Persons.

b.	DaVita shall screen all Covered Persons against the Exclusion Lists within 90 days after the Effective Date and thereafter shall screen against the LEIE on a monthly basis and screen against SAM on an annual basis.

c.	DaVita shall implement a policy requiring all Covered Persons to disclose immediately any debarment, exclusion, suspension, or other event that makes that person an Ineligible Person.

Nothing in Section III.M affects DaVita’s responsibility to refrain from (and liability for) billing Federal health care programs for items or services furnished, ordered, or prescribed by an excluded person. DaVita understands that items or services furnished, ordered, or prescribed by excluded persons are not payable by Federal health care programs and that DaVita may be liable for overpayments and/or criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether DaVita meets the requirements of Section III.M.

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3. Removal Requirement. If DaVita has actual notice that a Covered Person has become an Ineligible Person, DaVita shall remove such Covered Person from responsibility for, or involvement with, DaVita’s business operations related to the Federal health care programs and shall remove such Covered Person from any position for which the Covered Person’s compensation or the items or services furnished, ordered, or prescribed by the Covered Person are paid in whole or in part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the Covered Person is reinstated into participation in the Federal health care programs.

4. Pending Charges and Proposed Exclusions. If DaVita has actual notice that a Covered Person is charged with a criminal offense that falls within the scope of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(1)–(3), or is proposed for exclusion during the Covered Person’s employment or contract term, DaVita shall take all appropriate actions to ensure that the responsibilities of that Covered Person have not and shall not adversely affect the quality of care rendered to any beneficiary, patient, or resident, or any claims submitted to any Federal health care program.

N.	Notification of Government Investigation or Legal Proceedings

Within 30 days after discovery, DaVita shall notify OIG, in writing, of any ongoing investigation or legal proceeding known to DaVita conducted or brought by a governmental entity or its agents in the United States involving an allegation that DaVita has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. DaVita shall also provide written notice to OIG within 30 days after the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the investigation or proceedings, if any.

O.	Repayment of Overpayments

1. Definition of Overpayments. For purposes of this CIA, an “Overpayment” shall mean the amount of money DaVita Dialysis has received in excess of the amount due and payable under any Federal health care program requirements.

2. Repayment of Overpayments.

a.	If, at any time, DaVita Dialysis identifies any Overpayment, DaVita Dialysis shall repay the Overpayment to the appropriate payor (e.g., Medicare contractor) within 60 days

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after identification of the Overpayment and take remedial steps within 90 days after identification (or such additional time as may be agreed to by the payor) to correct the problem, including preventing the underlying problem and the Overpayment from recurring. If the Overpayment is not yet quantified, within 30 days after identification, DaVita Dialysis shall notify the payor of its efforts to quantify the Overpayment amount along with a schedule of when such work is expected to be completed. Notification and repayment to the payor shall be done in accordance with the payor’s policies.

b.	Notwithstanding the above, notification and repayment of any Overpayment amount that routinely is reconciled or adjusted pursuant to policies and procedures established by the payor should be handled in accordance with such policies and procedures.

P.	Reportable Events

1. Definition of Reportable Event. For purposes of this CIA, a “Reportable Event” means anything that involves:

a.	a substantial Overpayment to DaVita Dialysis;

b.	a matter involving DaVita Dialysis that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized;

c.	DaVita Dialysis’s employment of or contracting with a Covered Person who is an Ineligible Person as defined by Section III.M.1.a; or

d.	the filing of a bankruptcy petition by DaVita.

A Reportable Event may be the result of an isolated event or a series of occurrences.

2. Reporting of Reportable Events. If DaVita determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations) through any means that there is a Reportable Event, DaVita shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists.

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DaVita Dialysis shall not be required to report as a Reportable Event a matter that is the subject of an ongoing investigation or legal proceeding by a government entity or agent previously disclosed under Section III.N, above.

3. Reportable Events under Section III.P.1.a. For Reportable Events under Section III.P.1.a, DaVita’s report to OIG shall be made within 30 days of the identification of the Overpayment and shall include:

a.	a description of the steps taken by DaVita Dialysis to identify and quantify the Overpayment;

b.	a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program authorities implicated;

c.	a description of DaVita Dialysis’s actions taken to correct the Reportable Event; and

d.	any further steps DaVita Dialysis plans to take to address the Reportable Event and prevent it from recurring.

Within 60 days of identification of the Overpayment, DaVita shall provide OIG with a copy of the notification and repayment (if quantified) to the payor required by Section III.O.2.

4. Reportable Events under Section III.P.1.b and c. For Reportable Events under Section III.P.1.b and III.P.1.c, DaVita’s report to OIG shall include:

a.	a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program authorities implicated;

b.	a description of DaVita Dialysis’s actions taken to correct the Reportable Event;

c.	any further steps DaVita Dialysis plans to take to address the Reportable Event and prevent it from recurring; and

d.	if the Reportable Event has resulted in an Overpayment, a description of the steps taken by DaVita Dialysis to identify and quantify the Overpayment.

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5. Reportable Events under Section III.P.1.d. For Reportable Events under Section III.P.1.d, DaVita’s report to OIG shall include documentation of the bankruptcy filing and a description of any Federal health care program authorities implicated.

IV.	SUCCESSOR LIABILITY; CHANGES TO BUSINESS UNITS OR LOCATIONS

A.	Sale of Business, Business Unit, or Location

In the event that, after the Effective Date, DaVita proposes to sell any or all of its DaVita Dialysis business, business units, or locations (whether through a sale of assets, sale of stock, or other type of transaction) that are subject to this CIA, DaVita shall notify OIG of the proposed sale at least 30 days prior to the sale of the DaVita Dialysis business, business unit, or location. This notification shall include a description of the DaVita Dialysis business, business unit, or location to be sold, a brief description of the terms of the sale, and the name and contact information of the prospective purchaser. This CIA shall be binding on the purchaser of the DaVita Dialysis business, business unit, or location, unless otherwise determined and agreed to in writing by OIG.

B.	Change or Closure of Business, Business Unit, or Location

In the event that, after the Effective Date, DaVita changes locations or closes a DaVita Dialysis business, business unit, or location related to the furnishing of items or services that may be reimbursed by Federal health care programs, DaVita shall notify OIG of this fact as soon as possible, but no later than within 30 days after the date of change or closure of the DaVita Dialysis business, business unit, or location.

C.	Purchase or Establishment of New Business, Business Unit, or Location

In the event that, after the Effective Date, DaVita purchases or establishes a new DaVita Dialysis business, business unit, or location related to the furnishing of items or services that may be reimbursed by Federal health care programs, DaVita shall notify OIG at least 30 days prior to such purchase or the operation of the new DaVita Dialysis business, business unit, or location. This notification shall include the address of the new DaVita Dialysis business, business unit, or location; phone number; fax number; the location’s Medicare and state Medicaid program provider number and/or supplier number(s); and the name and address of each Medicare and state Medicaid program contractor to which DaVita Dialysis currently submits claims. Each new DaVita Dialysis business, business unit, or location and all Covered Persons at each new DaVita Dialysis business, business unit, or location shall be subject to the applicable requirements of this CIA, unless otherwise agreed to in writing by OIG.

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V.	IMPLEMENTATION, QUARTERLY RESPONSE, AND ANNUAL REPORTS

A.	Implementation Report

Within 120 days after the Effective Date, DaVita shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report). The Implementation Report shall, at a minimum, include:

1. the name, address, phone number, and position description of the Chief Compliance Officer required by Section III.A.1, and a summary of other noncompliance job responsibilities the Chief Compliance Officer may have;

2. the names and positions of the members of the Management Compliance Committee required by Section III.A.2;

3. the names of the Board members who are responsible for satisfying the Board of Directors compliance obligations described in Section III.A.3;

4. a copy of DaVita Dialysis’s Code of Conduct required by Section III.B.1;

5. the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be made available to OIG upon request);

6. copies of all Policies and Procedures required by Section III.B.2;

7. the following information regarding each type of training required by Section III.C:

a.	a description of such training, including a summary of the topics covered, the length of sessions, and a schedule of training sessions;

b.	the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be made available to OIG upon request.

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8. a description of: (a) the Selection Process and Selection Criteria required by Section III.D.1; (b) the Valuation Methodologies required by Section III.D.2; (c) the Focus Arrangements Tracking System required by Section III.D.3.a; (d) the internal review and approval process required by Section III.D.3.f; and (e) the tracking and monitoring procedures and other Focus Arrangements Procedures required by Section III.D.3;

9. a copy of the Notices required by Section III.E and a list of the Joint Venture Partners and Medical Directors to whom each Notice was sent;

10. a copy of the engagement letter with the Monitor that DaVita is required to retain by Section III.G;

11. a description of the Disclosure Program required by Section III.L;

12. a description of the process by which DaVita fulfills the requirements of Section III.M regarding Ineligible Persons;

13. a list of all of DaVita Dialysis’s offices and joint venture dialysis clinics (including locations and mailing addresses); the corresponding name under which each joint venture dialysis clinic is doing business; the corresponding phone numbers and fax numbers; each joint venture clinic’s Medicare and state Medicaid program provider number(s) and/or supplier number(s); and the name and address of each Medicare and state Medicaid program contractor to which DaVita Dialysis currently submits claims;

14. a description of DaVita’s corporate structure, including identification of any parent and sister companies, subsidiaries, and their respective lines of business;

15. a description of DaVita’s Executive Financial Recoupment Program implemented pursuant to Section III.J.1; and

16. the certifications required by Section V.D.

B.	Quarterly Response Reports

Within 30 days after receipt of the Monitor’s Quarterly Reports, DaVita shall submit its Quarterly Response Report to OIG and the Monitor containing:

1. its response to the Monitor’s findings and recommendations;

2. its corrective action plans; and

3. the certifications required by Section V.D.

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C.	Annual Reports

DaVita shall submit to OIG annually a report with respect to the status of, and findings regarding, DaVita Dialysis’s compliance activities for each of the five Reporting Periods (Annual Report). Each Annual Report shall include, at a minimum:

1. any change in the identity, position description, or other noncompliance job responsibilities of the Chief Compliance Officer; any change in the membership of the Management Compliance Committee described in Section III.A; and any change in the leadership or composition of the Board Compliance Committee;

2. the dates of each report made by the Chief Compliance Officer to the Board (written documentation of such reports shall be made available upon request);

3. the Board resolution required by Section III.A.3;

4. a summary of any changes or amendments to DaVita Dialysis’s Code of Conduct required by Section III.B.1 and the reason for such changes, along with a copy of the revised Code of Conduct;

5. the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be made available to OIG upon request);

6. copies of the Policies and Procedures required by Section III.B.2, and a summary of the reasons for any significant changes or amendments. DaVita shall provide a “redlined” copy of any revised Policy or Procedure at OIG’s request;

7. the following information regarding each type of training required by Section III.C:

a.	a copy of all training materials, the length of the training sessions, and a schedule of training sessions; and

b.	the number of individuals required to complete the initial and annual training, the percentage of individuals who actually completed the initial and annual training, and an explanation of any exceptions.

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The documentation to support this information shall be made available to OIG upon request.

8. a description of: (a) any changes to the Focus Arrangements Tracking System required by Section III.D.3.a; (b) any changes to the internal review and approval process required by Section III.D.3.f; and (c) any changes to the tracking and monitoring procedures and other Focus Arrangements Procedures required by Section III.D.3;

9. a copy of documents related to the Selection Process and Selection Criteria required by Section III.D.1 and, in each of the third through fifth Reporting Periods, an explanation of any modifications or changes to, or deviations from, the Selection Process or Selection Criteria made during the applicable Reporting Period;

10. DaVita Dialysis’s response to the reports prepared pursuant to Section H of Appendix C to the CIA, along with corrective action plan(s) related to any issues raised by the reports;

11. a summary of Reportable Events (as defined in Section III.P) identified during the Reporting Period and the status of any corrective action relating to all such Reportable Events;

12. a report of the aggregate Overpayments that DaVita Dialysis has returned to the Federal health care programs. Overpayment amounts shall be broken down into the following categories: inpatient Medicare, outpatient Medicare, Medicaid (report each applicable state separately, if applicable), and other Federal health care programs. Overpayment amounts that are routinely reconciled or adjusted pursuant to policies and procedures established by the payor do not need to be included in this aggregate Overpayment report;

13. a summary of the disclosures in the disclosure log required by Section III.L that: (a) relate to Federal health care programs, or (b) involve allegations of conduct that may involve illegal remunerations in violation of the Anti-Kickback Statute (the complete disclosure log shall be made available to OIG upon request);

14. any changes to the process by which DaVita fulfills the requirements of Section III.M regarding Ineligible Persons;

15. a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.N. The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;

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16. a description of all changes to the most recently provided list of DaVita Dialysis’s locations (including addresses) as required by Section V.A.13; the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s Medicare and state Medicaid program provider number(s) and/or supplier number(s); and the name and address of each Medicare and state Medicaid program contractor to which DaVita currently submits claims;

17. a description of any changes to DaVita’s Executive Financial Recoupment Program;

18. a copy of the annual report to the Board concerning DaVita’s Executive Financial Recoupment Program, as required by Appendix D; and

19. the certifications required by Section V.D.

The third and subsequent Annual Reports shall also include:

20. the Compliance Program Review Report; and

21. a summary and description of any and all current and prior engagements and agreements between DaVita and the Compliance Advisor, if different from what was submitted under Section A of Appendix A to the CIA.

The first Annual Report shall be received by OIG no later than 90 days after the end of the first Reporting Period. Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.

D.	Certifications

1. Certifying Executives. In each Annual Report, DaVita shall include the certifications of Certifying Executives as required by Section III.A.4.

2. Compliance Officer and Chief Executive Officers. The Implementation Report and each Quarterly Response and Annual Report shall include certifications by the Chief Compliance Officer, Chief Executive Officer of DaVita Dialysis, and Chief Executive Officer of DaVita that:

a.	to the best of his or her knowledge, except as otherwise described in the report, DaVita is in compliance with all of the requirements of this CIA;

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b.	to the best of his or her knowledge, DaVita has implemented procedures reasonably designed to ensure that all Focus Arrangements do not violate the Anti-Kickback Statute, including the Focus Arrangements Procedures required in Section III.D of the CIA;

c.	to the best of his or her knowledge, DaVita has fulfilled the requirements for new and renewed Focus Arrangements under Section III.D.4 of the CIA; and

d.	he or she has reviewed the report and has made reasonable inquiry regarding its content and believes that the information in the report is accurate and truthful.

3. Chief Financial Officer. The first Annual Report shall include a certification by the Chief Financial Officer that, to the best of his or her knowledge, DaVita has complied with its obligations under the Settlement Agreement: (a) not to resubmit to any Federal health care program payors any previously denied claims related to the Covered Conduct addressed in the Settlement Agreement, and not to appeal any such denials of claims; (b) not to charge to or otherwise seek payment from federal or state payors for unallowable costs (as defined in the Settlement Agreement); and (c) to identify and adjust any past charges or claims for unallowable costs.

E.	Designation of Information

DaVita shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552. DaVita shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.

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VI.	NOTIFICATIONS AND SUBMISSION OF REPORTS

Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:

OIG:	Administrative and Civil Remedies Branch
Office of Counsel to the Inspector General
Office of Inspector General
U.S. Department of Health and Human Services
Cohen Building, Room 5527
330 Independence Avenue, SW
Washington, DC 20201
Telephone: 202.619.2078
Facsimile: 202.205.0604

DaVita:	Jeanine Jiganti
Chief Compliance Officer
DaVita HealthCare Partners Inc.
2000 16th Street
Denver, CO 80202
Telephone: 303.876.7401
Facsimile: 877.873.8029

Unless otherwise specified, all notifications and reports required by this CIA may be made by certified mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received. For purposes of this requirement, internal facsimile confirmation sheets do not constitute proof of receipt. Upon request by OIG, DaVita may be required to provide OIG with an electronic copy of each notification or report required by this CIA in searchable portable document format (pdf), in addition to a paper copy.

VII.	OIG INSPECTION, AUDIT, AND REVIEW RIGHTS

In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s) may examine and/or request copies of DaVita’s books, records, and other documents and supporting materials and/or conduct on-site reviews of DaVita’s headquarters and any of DaVita Dialysis’s locations for the purpose of verifying and evaluating: (a) DaVita’s compliance with the terms of this CIA; and (b) DaVita Dialysis’s compliance with the requirements of the Federal health care programs. The documentation described above shall be made available by DaVita to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, and/or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of DaVita’s Covered Persons who

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consent to be interviewed at the individual’s place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. DaVita shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG’s request. DaVita’s Covered Persons may elect to be interviewed with or without a representative of DaVita present.

VIII.	DOCUMENT AND RECORD RETENTION

DaVita shall maintain for inspection all documents and records relating to DaVita Dialysis’s reimbursement from the Federal health care programs and to DaVita’s compliance with this CIA for six years (or longer if otherwise required by law) from the Effective Date.

IX.	DISCLOSURES

Consistent with HHS’s FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify DaVita prior to any release by OIG of information submitted by DaVita pursuant to its obligations under this CIA and identified upon submission by DaVita as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, DaVita shall have the rights set forth at 45 C.F.R. § 5.65(d).

X.	BREACH AND DEFAULT PROVISIONS

DaVita is expected to fully and timely comply with all of its CIA obligations.

A.	Stipulated Penalties for Failure to Comply with Certain Obligations

As a contractual remedy, DaVita and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as “Stipulated Penalties”) in accordance with the following provisions.

1. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day DaVita fails to establish and implement any of the following obligations as described in Sections III and IV:

a.	a Chief Compliance Officer;

b.	a Management Compliance Committee;

c.	the Board of Directors compliance obligations;

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d.	a written Code of Conduct;

e.	written Policies and Procedures;

f.	the training of Covered Persons, Arrangements Covered Persons, and Board Members;

g.	the Selection Process and Selection Criteria, Valuation Methodologies, Focus Arrangements Procedures, and/or Focus Arrangements Requirements described in Section III.D;

h.	the Notice to Joint Venture Partners and Medical Directors;

i.	the unwinding of the Subject Joint Venture Clinics, except to the extent covered by a Monitor’s certification as described in Section III.F.3;

j.	the Executive Financial Recoupment Program;

k.	the Compliance Input on Executive Compensation;

l.	a Disclosure Program;

m.	Ineligible Persons screening and removal requirements;

n.	notification of government investigations or legal proceedings in the United States;

o.	repayment by DaVita Dialysis of Overpayments;

p.	reporting of Reportable Events; and

q.	disclosure of changes to business units or locations.

2. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day DaVita fails to engage and use a Compliance Advisor, as required in Section III.A.3 and Appendix A.

3. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day DaVita fails to engage and use an Independent Monitor, as required in Section III.G and Appendix C.

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4. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day DaVita fails to submit the Implementation Report or any Quarterly Response Reports or Annual Reports to OIG in accordance with the requirements of Section V by the deadlines for submission.

5. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day DaVita fails to submit a Compliance Program Review Report in accordance with the requirements of Section III.A.3 and Appendix A.

6. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day the Independent Monitor fails to submit a Quarterly or Annual Report in accordance with the requirements of Section III.G and Appendix C.

7. A Stipulated Penalty of $1,500 for each day DaVita fails to grant access as required in Section VII. (This Stipulated Penalty shall begin to accrue on the date DaVita fails to grant access.)

8. A Stipulated Penalty of $50,000 for each false certification submitted by or on behalf of DaVita as part of its Implementation Report, Quarterly Response Report, Annual Report, additional documentation to a report (as requested by the OIG), or otherwise required by this CIA.

9. A Stipulated Penalty of $1,000 for each day DaVita fails to comply fully and adequately with any obligation of this CIA. OIG shall provide notice to DaVita stating the specific grounds for its determination that DaVita has failed to comply fully and adequately with the CIA obligation(s) at issue and steps DaVita shall take to comply with the CIA. (This Stipulated Penalty shall begin to accrue 10 days after DaVita receives this notice from OIG of the failure to comply.) A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1–8 of this Section.

B.	Timely Written Requests for Extensions

DaVita may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after DaVita fails to meet the revised deadline set by OIG. Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated

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Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three days after DaVita receives OIG’s written denial of such request or the original due date, whichever is later. A “timely written request” is defined as a request in writing received by OIG at least five days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

C.	Payment of Stipulated Penalties

1. Demand Letter. Upon a finding that DaVita has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify DaVita of: (a) DaVita’s failure to comply; and (b) OIG’s exercise of its contractual right to demand payment of the Stipulated Penalties. (This notification shall be referred to as the “Demand Letter.”)

2. Response to Demand Letter. Within 10 days after the receipt of the Demand Letter, DaVita shall either: (a) cure the breach to OIG’s satisfaction and pay the applicable Stipulated Penalties; or (b) request a hearing before an HHS administrative law judge (ALJ) to dispute OIG’s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E. In the event DaVita elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until DaVita cures, to OIG’s satisfaction, the alleged breach in dispute. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.

3. Form of Payment. Payment of the Stipulated Penalties shall be made by electronic funds transfer to an account specified by OIG in the Demand Letter.

4. Independence from Material Breach Determination. Except as set forth in Section X.D.1.c, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG’s decision that DaVita has materially breached this CIA, which decision shall be made at OIG’s discretion and shall be governed by the provisions in Section X.D, below.

D.	Exclusion for Material Breach of this CIA

1. Definition of Material Breach. A material breach of this CIA means:

a.	a failure by DaVita to report a Reportable Event, take corrective action, and make the appropriate refunds, as required in Section III.P;

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b.	repeated or flagrant violations of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;

c.	a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C;

d.	a failure to engage and use a Compliance Advisor in accordance with Section III.A.3 and Appendix A; or

e.	a failure to engage and use an Independent Monitor in accordance with Section III.G and Appendix C.

2. Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by DaVita constitutes an independent basis for DaVita’s exclusion from participation in the Federal health care programs. Upon a determination by OIG that DaVita has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify DaVita of: (a) DaVita’s material breach, and (b) OIG’s intent to exercise its contractual right to impose exclusion. (This notification shall be referred to as the “Notice of Material Breach and Intent to Exclude.”)

3. Opportunity to Cure. DaVita shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate to OIG’s satisfaction that:

a.	DaVita is in compliance with the obligations of the CIA cited by OIG as being the basis for the material breach;

b.	the alleged material breach has been cured; or

c.	the alleged material breach cannot be cured within the 30-day period, but that: (i) DaVita has begun to take action to cure the material breach, (ii) DaVita is pursuing such action with due diligence, and (iii) DaVita has provided to OIG a reasonable timetable for curing the material breach.

4. Exclusion Letter. If, at the conclusion of the 30-day period, DaVita fails to satisfy the requirements of Section X.D.3, OIG may exclude DaVita from participation in the Federal health care programs. OIG shall notify DaVita in writing of its determination to exclude DaVita. (This letter shall be referred to as the “Exclusion Letter.”) Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of DaVita’s receipt of the Exclusion

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Letter. The exclusion shall have national effect. Reinstatement to program participation is not automatic. After the end of the period of exclusion, DaVita may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001–.3004.

E.	Dispute Resolution

1. Review Rights. Upon OIG’s delivery to DaVita of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, DaVita shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, OIG’s determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Board (DAB), in a manner consistent with the provisions in 42 C.F.R. § 1005.2–1005.21. Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter.

2. Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether DaVita was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance. DaVita shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties. If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders DaVita to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless DaVita requests review of the ALJ decision by the DAB. If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.

3. Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be:

a.	whether DaVita was in material breach of this CIA;

b.	whether such breach was continuing on the date of the Exclusion Letter; and

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c.	whether the alleged material breach could not have been cured within the 30-day period, but that: (i) DaVita had begun to take action to cure the material breach within that period; (ii) DaVita has pursued and is pursuing such action with due diligence; and (iii) DaVita provided to OIG within that period a reasonable timetable for curing the material breach and DaVita has followed the timetable.

For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for DaVita, only after a DAB decision in favor of OIG. DaVita’s election of its contractual right to appeal to the DAB shall not abrogate OIG’s authority to exclude DaVita upon the issuance of an ALJ’s decision in favor of OIG. If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that DaVita may request review of the ALJ decision by the DAB. If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision. DaVita shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB. If the DAB finds in favor of DaVita, DaVita shall be reinstated effective on the date of the original exclusion.

4. Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB’s decision (or the ALJ’s decision if not appealed) shall be considered final for all purposes under this CIA.

XI.	EFFECTIVE AND BINDING AGREEMENT

DaVita and OIG agree as follows:

A. This CIA shall become final and binding on the date the final signature is obtained on the CIA.

B. This CIA constitutes the complete agreement between the parties and may not be amended except by written consent of the parties to this CIA.

C. OIG may agree to a suspension of DaVita’s obligations under this CIA based on a certification by DaVita that it is no longer providing health care items or services that will be billed to any Federal health care program and that it does not have any ownership or control interest, as defined in 42 U.S.C. § 1320a-3, in any entity that bills any Federal health care program. If DaVita is relieved of its CIA obligations, DaVita will be required to notify OIG in writing at least 30 days in advance if DaVita plans to resume providing health care items or services that are billed to any Federal

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health care program or to obtain an ownership or control interest in any entity that bills any Federal health care program. At such time, OIG shall evaluate whether the CIA will be reactivated or modified.

D. The undersigned DaVita signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatories represent that they are signing this CIA in their official capacities and that they are authorized to execute this CIA.

E. This CIA may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same CIA. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this CIA.

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ON BEHALF OF DAVITA

/s/ Jeanine Jiganti	10/21/14
JEANINE JIGANTI	DATE
Chief Compliance Officer
DaVita HealthCare Partners Inc.

/s/ Kim Rivera	10/21/14
KIM RIVERA	DATE
Chief Legal Officer
DaVita HealthCare Partners Inc.

/s/ Paul E. Kalb	10/22/14
PAUL E. KALB, M.D.	DATE
Partner, Sidley Austin LLP

/s/ Jaime L.M. Jones	10/22/14
JAIME L.M. JONES	DATE
Partner, Sidley Austin LLP

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ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL

OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES

10/22/14
ROBERT K. DECONTI	DATE
Assistant Inspector General for Legal Affairs
Office of Inspector General
U.S. Department of Health and Human Services

10/22/14
LAURA E. ELLIS	DATE
Senior Counsel

10/22/14
KAITLYN L. DUNN	DATE
Associate Counsel

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APPENDIX A

COMPLIANCE ADVISOR

This Appendix contains the requirements relating to the Compliance Advisor required by Section III.A.3 of the CIA.

A.        Compliance Advisor Engagement

1.        The Board Compliance Committee shall engage an independent individual or entity (Compliance Advisor) that possesses the qualifications set forth in Section B, below, to perform the Compliance Program Review. The Compliance Advisor shall conduct the review in a professionally independent and objective fashion, as set forth in Section D. Within 15 days after engaging the Compliance Advisor, the Board Compliance Committee shall provide OIG with: (a) the identity, address, and phone number of the Compliance Advisor; (b) a copy of the engagement letter; (c) information to demonstrate that the Compliance Advisor has the qualifications outlined in Section B, below; (d) a summary and description of any and all current and prior engagements and agreements between DaVita and the Compliance Advisor; and (e) a certification from the Compliance Advisor that it meets the independence requirements of Section D, below. Within 30 days after OIG receives this information or any additional information submitted by the Board Compliance Committee in response to a request by OIG, whichever is later, OIG will notify the Board Compliance Committee if the Compliance Advisor is unacceptable. Absent notification from OIG that the Compliance Advisor is unacceptable, the Board Compliance Committee may continue to engage the Compliance Advisor.

2.        If the Board Compliance Committee engages a new Compliance Advisor during the term of the CIA, that Compliance Advisor shall also meet the requirements of this Appendix. If a new Compliance Advisor is engaged, the Board Compliance Committee shall submit the information identified in Section A. 1, above, within 15 days of engagement of the Compliance Advisor. Within 30 days after OIG receives this information or any additional information submitted by the Board Compliance Committee at the request of OIG, whichever is later, OIG will notify the Board Compliance Committee if the Compliance Advisor is unacceptable. Absent notification from OIG that the Compliance Advisor is unacceptable, the Board Compliance Committee may continue to engage the Compliance Advisor.

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B.        Compliance Advisor Qualifications

The Compliance Advisor shall:

1.        have expertise in health care compliance and in the general requirements applicable to dialysis providers of the Federal health care program(s) from which DaVita Dialysis seeks reimbursement; and

2.        have sufficient staff with the expertise described in Section B.l and sufficient resources to conduct the Compliance Program Review on a timely basis.

C.        Compliance Advisor Responsibilities

The Compliance Advisor shall:

1.        create a work plan for each Reporting Period’s Compliance Program Review and submit the work plan to OIG for comment before beginning the Compliance Program Review;

2.        perform the annual Compliance Program Review;

3.        respond to all OIG inquiries in a prompt, objective, and factual manner;

4.        retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and other documents related to the engagement of and work performed by the Compliance Advisor; and

5.        prepare timely, clear, and well-written reports.

D.        Compliance Advisor Independence and Objectivity

To ensure that the Compliance Program Reviews are conducted in a professionally independent and objective fashion, the Compliance Advisor shall not have a relationship to DaVita, or to its officers, directors, employees, or agents, that would cause a reasonable person to question the Compliance Advisor’s impartiality.

E.        Compliance Advisor Removal/Termination

1.        The Board Compliance Committee and Compliance Advisor.  If the Board Compliance Committee terminates the Compliance Advisor or if the Compliance Advisor withdraws from the engagement during the term of the CIA, the Compliance

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Advisor must submit a notice explaining its reasons for termination or the reason for withdrawal to OIG no later than 30 days after termination or withdrawal. The Board Compliance Committee must engage a new Compliance Advisor in accordance with Section A of this Appendix within 60 days of termination or withdrawal of the Compliance Advisor.

2.        OIG Removal of the Compliance Advisor. In the event OIG has reason to believe the Compliance Advisor does not possess the qualifications described in Section B, is not independent and objective as set forth in Section D, or has failed to carry out its responsibilities in performing the Compliance Program Review as set forth in Section C, OIG may, at its sole discretion, require the Board Compliance Committee to engage a new Compliance Advisor in accordance with Section A of this Appendix. The Board Compliance Committee must engage a new Compliance Advisor within 60 days of termination of the Compliance Advisor.

Prior to requiring the Board Compliance Committee to engage a new Compliance Advisor, OIG shall notify the Board Compliance Committee of its intent to do so and provide a written explanation of why OIG believes such a step is necessary. To resolve any concerns raised by OIG, the Board Compliance Committee may present additional information regarding the Compliance Advisor’s qualifications, independence, or performance of its responsibilities. OIG will attempt in good faith to resolve any differences regarding the Compliance Advisor with the Board Compliance Committee prior to requiring the Board Compliance Committee to terminate the Compliance Advisor. However, the final determination as to whether or not to require the Board Compliance Committee to engage a new Compliance Advisor shall be made at the sole discretion of OIG.

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APPENDIX B

SUBJECT JOINT VENTURE CLINICS

1.  Llano Dialysis, LLC (“East Bay”), a joint venture consisting of five dialysis clinics:

•	Oakland Peritoneal Dialysis Center and Oakland Peritoneal At Home, Oakland, CA

National Provider Identifier – 1568699882

Medicaid Provider Number – 1568699882

•	Vallejo Dialysis, Vallejo, CA

National Provider Identifier – 1265669444

Medicaid Provider Number – 1265669444

•	San Pablo Dialysis, San Pablo, CA

National Provider Identifier – 1790912970

Medicaid Provider Number – 1790912970

•	El Cerrito Dialysis, El Cerrito, CA

National Provider Identifier – 1063649242

Medicaid Provider Number – 1063649242

2.  University Dialysis Center, LLC, a joint venture consisting of one dialysis clinic:

•	University Dialysis Center, Sacramento, CA

National Provider Identifier – 1154415982

Medicaid Provider Number – CDC52549G

3.  Shadow Dialysis, LLC, a joint venture consisting of one dialysis clinic:

•	Antelope Dialysis Center, Citrus Heights, CA

National Provider Identifier – 1780836684

Medicaid Provider Number – 1780836684

4.  Doves Dialysis, LLC, a joint venture consisting of one dialysis clinic:

•	Carmel Mountain Dialysis, San Diego, CA

National Provider Identifier – 1669788980

Medicaid Provider Number – 1669788980

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5.  Animas Dialysis, LLC, a joint venture consisting of two dialysis clinics:

•	Doctors Dialysis of East Los Angeles, Los Angeles, CA

National Provider Identifier – 1083853667

Medicaid Provider Number – 1083853667

•	Doctors Dialysis Center of Montebello, Montebello, CA

National Provider Identifier – 1568601789

Medicaid Provider Number – 1568601789

6. Mountain	West Dialysis Services, LLC, a joint venture consisting of seven dialysis clinics:

•	Lakewood Crossing Dialysis, Lakewood, CO

National Provider Identifier – 1437310109

Medicaid Provider Number – 56325398

•	Longmont Dialysis Center, Longmont, CO

National Provider Identifier – 1336301860

Medicaid Provider Number – 11485884

•	Lakewood Dialysis Center and Lakewood at Home, Lakewood, CO

National Provider Identifier – 1063673739

Medicaid Provider Number – 20733283

•	Thornton Dialysis Center, Thornton, CO

National Provider Identifier – 1154582831

Medicaid Provider Number – 12089273

•	Boulder Dialysis Center, Boulder, CO

National Provider Identifier – 1154582823

Medicaid Provider Number – 86187589

•	Arvada Dialysis Center, Arvada, CO

National Provider Identifier – 1609037373

Medicaid Provider Number – 45706794

•	Mile High Home Dialysis PD, Lakewood, CO

National Provider Identifier – 1508026436

Medicaid Provider Number – 36032395

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7.  South Central Florida Dialysis Partners, LLC (“IMS/St. Cloud”), a joint venture consisting of four dialysis clinics:

•	Celebration Dialysis, Celebration, FL

National Provider Identifier – 1043287550

Medicaid Provider Number – 000044200

•	Hunters Creek Dialysis and Hunters Creek at Home, Orlando, FL

National Provider Identifier – 1801864459

Medicaid Provider Number – 000092700

•	Kissimmee Dialysis, Kissimmee, FL

National Provider Identifier – 1609843010

Medicaid Provider Number – 000039800

•	St. Cloud Dialysis, St. Cloud, FL

National Provider Identifier – 1245410091

Medicaid Provider Number – 892801100

8.  Bright Dialysis, LLC, a joint venture consisting of one dialysis clinic:

•	Bright Dialysis, Fort Pierce, FL

National Provider Identifier – 1316179062

Medicaid Provider Number – 001826000

9.  Central Kentucky Dialysis Centers, LLC, a joint venture consisting of one dialysis clinic:

•	Woodland Dialysis Center, Elizabethtown, KY

National Provider Identifier – 1861452302

Medicaid Provider Number – 7100011990

10.  Columbus-RNA-DaVita, LLC, a joint venture consisting of three dialysis clinics:

•	Columbus Dialysis, Columbus, OH

National Provider Identifier – 1073787248

Medicaid Provider Number – 2908241

•	Columbus East Dialysis, Columbus, OH

National Provider Identifier – 1952575128

Medicaid Provider Number – 2911497

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•	Columbus Downtown Dialysis, Columbus, OH

National Provider Identifier – 1528232790

Medicaid Provider Number – 2955477

11.  Wauseon Dialysis, LLC, a joint venture consisting of one dialysis clinic:

•	Wauseon Dialysis Center, Wauseon, OH

National Provider Identifier – 1306010228

Medicaid Provider Number – 2911522

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APPENDIX C

RESPONSIBILITIES OF THE INDEPENDENT MONITOR

A.        Review of Selection Process and Selection Criteria, Valuation Methodologies, and Notice

1.        Selection Process and Selection Criteria Review.  During the first two Reporting Periods, the Monitor shall review and approve the Selection Process and Selection Criteria required by Section III.D. 1 of the CIA, and any subsequent modifications or changes to the Selection Process and Selection Criteria.

2.        Valuation Methodologies Review.  During the first two Reporting Periods, the Monitor shall review and approve each Valuation Methodology required by Section III.D.2 of the CIA, and any subsequent modifications or changes to those Valuation Methodologies. In conducting this review, the Monitor shall ensure that the Valuation Methodologies:

a.	provide for application of the same methodologies for calculating and documenting inputs when valuing each type of Focus Arrangement; and

b.	conform to standards commonly used and accepted by accountants and valuation experts.

3.        Notice to Joint Venture Partners and Medical Directors Review.  The Monitor shall review and approve each type of Notice required by Section III.E of the CIA.

a.	The Monitor shall ensure that each type of Notice clearly and adequately informs all Joint Venture Partners and Medical Directors that:

i.	Joint Venture Partners, Medical Directors, and their employees, colleagues, and contractors are free to refer patients to and treat patients at non-DaVita-owned dialysis clinics;

ii.	DaVita will not enforce any patient-related non-disparagement or non-solicitation clauses contained in any of their existing agreements with DaVita; and

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iii.	in connection with joint venture clinics formed by Partial Divestitures, DaVita will not enforce the investment non-compete provisions it may have in the applicable joint venture agreements and Medical Director agreements.

b.	The Monitor shall review and approve any changes or revisions DaVita makes to the wording of the Notice in the second Reporting Period before DaVita sends the Notice to its Joint Venture Partners and Medical Directors.

B.        Oversight of Unwinding of Subject Joint Venture Clinics

The Monitor shall oversee DaVita’s unwinding of the Subject Joint Venture Clinics as required by Section III.F of the CIA.

1.	The Monitor shall review and approve each transaction required to unwind the Subject Joint Venture Clinic to ensure that it conforms to the requirements set forth in Section III.F of the CIA.

2.	The Monitor shall review and approve prior to execution any “seller’s non-competes” with the Joint Venture Partners who were party to a Subject Joint Venture Clinic to ensure that such clauses or agreements:

a.	do not contain patient-related non-disparagement or non-solicitation language; and

b.	do not restrict the nephrologist or nephrology practice’s ability to refer patients to or treat patients at a non-DaVita- owned dialysis clinic.

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C.        Oversight of DaVita Dialysis Focus Arrangements

The Monitor:

1.        Beginning 120 days from the Effective Date, during the first two Reporting Periods and for the first 120 days of the third Reporting Period, shall prospectively evaluate all Focus Arrangements, except Business Courtesies, that DaVita Dialysis proposes to enter into with Health Care Providers.

a.	The Monitor shall determine whether DaVita Dialysis properly applied the appropriate Valuation Methodology, as required by Section III.D.2 of the CIA.

b.	The Monitor shall determine whether the Health Care Provider was selected consistent with DaVita Dialysis’s Selection Process and Selection Criteria, as applicable and required by Section III.D.l of the CIA.

c.	The Monitor shall inform DaVita Dialysis and OIG of: (1) the Risk Determination, and (2) the Monitor’s basis for the Risk Determination.

2.        For the first two Reporting Periods, shall review and evaluate:

a.	DaVita’s corporate managerial and governance structure overseeing and executing DaVita Dialysis’s selection, negotiation, and implementation of Focus Arrangements with, and compensation of, Health Care Providers;

b.	the Focus Arrangement Procedures required by Section III.D.3;

c.	DaVita Dialysis’s compliance with the Focus Arrangement Requirements set forth in Section III.D.4; and

d.	DaVita’s compliance program in relation to DaVita Dialysis’s selection, negotiation, and implementation of Focus Arrangements with, and compensation of, Health Care Providers, including, but not limited to, training and education, policies and procedures, risk assessment, and auditing.

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3.        For the first two Reporting Periods, may retrospectively review, in his or her discretion, any payments made under a new or renewed Focus Arrangement to determine whether the payments comply with the laws governing the Federal health care programs, including the False Claims Act and the Anti-Kickback Statute.

4.        For the first two Reporting Periods, may retrospectively review, in his or her discretion, any payments made under a Focus Arrangement existing on or before the Effective Date if the Monitor receives, identifies, or discovers information that suggests the payments do not comply with the laws governing the Federal health care programs, including the False Claims Act and the Anti-Kickback Statute, except for conduct released by the Settlement Agreement entered into between the United States and DaVita contemporaneously with this CIA. In the event of a disagreement between the Monitor and DaVita as to whether the Monitor has a basis to review under this Section C.4, the OIG shall, in its sole discretion, determine whether a basis to review exists.

D.        Arrangements Review

1.        For the third, fourth, and fifth Reporting Periods, the Monitor shall conduct the Arrangements Review. The Arrangements Review shall consist of two components: a systems review and a transactions review. The Monitor shall perform all components of each Arrangements Review. If there are no material changes to DaVita Dialysis’s systems, processes, policies, and procedures relating to Arrangements after the end of the second Reporting Period, the Arrangements Systems Review shall be performed for the fourth Reporting Period. If DaVita Dialysis materially changes the Arrangements systems, processes, policies, and procedures during the third or fifth Reporting Periods, the Monitor shall perform an Arrangements Systems Review of the material changes for the Reporting Period in which such changes were made in addition to conducting the systems review for the fourth Reporting Period. The Arrangements Transactions Review shall be performed annually for the third, fourth, and fifth Reporting Periods.

2.        Arrangements Systems Review.  The Arrangements Systems Review shall be a review of DaVita Dialysis’s systems, processes, policies, and procedures relating to the initiation, review, approval, and tracking of Arrangements. Specifically, the Monitor shall review the following:

a.	DaVita Dialysis’s systems, policies, processes, and procedures with respect to creating and maintaining a centralized tracking system for all existing and new and renewed Focus Arrangements (Focus Arrangements Tracking System), including a detailed description of the information captured in the Focus Arrangements Tracking System;

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b.	DaVita Dialysis’s systems, policies, processes, and procedures for tracking remuneration to and from all parties to Focus Arrangements;

c.	DaVita Dialysis’s systems, policies, processes, and procedures for tracking services and activities to ensure that parties to the Focus Arrangement are performing the services required under the applicable Focus Arrangement(s) (if applicable);

d.	DaVita Dialysis’s systems, policies, processes, and procedures for monitoring the use of leased space, medical supplies, medical devices, equipment, or other patient care items to ensure that such use is consistent with the terms of the applicable Focus Arrangement(s) (if applicable);

e.	DaVita Dialysis’s systems, policies, processes, and procedures for initiating Focus Arrangements, including those policies that: (1) govern the Selection Process and Selection Criteria and the calculation and application of Valuation Methodologies, (2) identify the individuals with authority to initiate a Focus Arrangement, and (3) specify the business need or business rationale required to initiate a Focus Arrangement;

f.	DaVita Dialysis’s systems, policies, processes, and procedures for the internal review and approval of all Focus Arrangements, including those policies that identify the individuals required to approve each type or category of Focus Arrangement entered into by DaVita Dialysis, the internal controls designed to ensure that all required approvals are obtained, and the processes for ensuring that all Focus Arrangements are subject to a legal review by counsel with expertise in the Anti-Kickback Statute;

g.	the Chief Compliance Officer’s annual review of and reporting to the Board Compliance Committee on the Focus Arrangements Tracking System; DaVita Dialysis’s internal review and approval process; and other Focus Arrangements systems, policies, processes, and procedures;

h.	DaVita Dialysis’s systems, policies, processes, and procedures for implementing effective responses when

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suspected violations of the Anti-Kickback Statute are discovered, including disclosing Reportable Events and quantifying and repaying Overpayments when appropriate; and

i.	DaVita Dialysis’s systems, policies, processes, and procedures for ensuring that all new and renewed Focus Arrangements comply with the Focus Arrangements Requirements set forth in Section III.D.4 of the CIA.

3.        Arrangements Transactions Review.  The Arrangements Transactions Review shall consist of a review by the Monitor of 100 randomly selected Focus Arrangements that were entered into or renewed by DaVita Dialysis during the Reporting Period. The Monitor shall assess whether DaVita Dialysis has complied with Section III.D of the CIA with respect to the selected Focus Arrangements.

The Monitor’s assessment with respect to each Focus Arrangement that is subject to review shall include:

a.	verifying that the Health Care Provider(s) involved in the Focus Arrangement was selected consistent with DaVita Dialysis’s Selection Process and Selection Criteria (if applicable);

b.	verifying that the Focus Arrangement is maintained in DaVita Dialysis’s centralized tracking system in a manner that permits the Monitor to identify the parties to the Focus Arrangement and the relevant terms of the Focus Arrangement (i.e., the items/services/equipment/space to be provided, the amount of compensation, the effective date, the expiration date, etc.);

c.	verifying that the remuneration related to the Focus Arrangement was determined using the appropriate Valuation Methodology;

d.	verifying that the Focus Arrangement was subject to the internal review and approval process (including both a legal and business review) and obtained the necessary approvals, and that such review and approval is appropriately documented;

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e.	verifying that the remuneration related to the Focus Arrangement is properly tracked;

f.	verifying that the services and activities are properly tracked and reviewed by DaVita Dialysis, and that the parties to the Focus Arrangement are performing the services required under the applicable Focus Arrangement (if applicable);

g.	verifying that the use of leased space, medical supplies, medical devices, equipment, and other patient care items is properly monitored by DaVita Dialysis, and that such use is consistent with the terms of the applicable Focus Arrangement (if applicable); and

h.	verifying that the Focus Arrangement satisfies the Focus Arrangements Requirements of Section III.D.4 of the CIA.

E.        Compliance Audit Review

The Monitor shall conduct an annual review of annual, routine, and email compliance audits conducted of DaVita Dialysis.

1.        OIG shall select three annual audits and one routine audit of DaVita Dialysis for the Monitor’s review.

2.        The Monitor shall select a statistically valid random sample of three email audits from the universe comprised of all email audits completed during the Reporting Period.

3.        For each of the audits selected, the Monitor shall:

a.	review the protocol and methodology of the audit to assess whether it was designed in a manner that sufficiently and effectively audits the issue;

b.	review the work papers, including all records and references relied upon by DaVita Dialysis, to assess whether DaVita Dialysis relied on the relevant laws, regulations, and program guidance, and whether the work papers, records, and references reviewed support the findings reached by DaVita Dialysis; and

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c.	to the extent the Monitor finds that DaVita Dialysis’s findings are unsupported or incorrect, provide the Monitor’s findings and the Monitor’s support for those findings.

F.        Independent Investigations

During the first two Reporting Periods, the Monitor may, in his or her discretion, conduct an independent investigation of any complaint, concern, or report that the Monitor receives from any source concerning a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized, where:

1.        such conduct is alleged to be by any member of the Board of Directors, officer, or Certifying Executive of DaVita;

2.        such conduct allegedly has been approved or sanctioned by the DaVita Dialysis Compliance or Legal personnel;

3.        the Monitor has concerns about the integrity or adequacy of DaVita’s investigation; or

4.        the Monitor otherwise believes, and OIG agrees, that DaVita Dialysis cannot effectively investigate the complaint, concern, or report,

except for conduct released by the Settlement Agreement entered into between the United States and DaVita contemporaneously with this CIA. The Monitor shall report its findings from any independent investigation conducted pursuant to this Section F to both DaVita and OIG. The Monitor shall complete any independent investigation begun but not completed during the first two Reporting Periods.

G.        Quarterly Reports

1.        The Quarterly Reports shall include, but shall not be limited to:

a.	the Monitor’s findings and recommendations to DaVita based on the work performed by the Monitor under Sections A, B, C, E, and F, above;

b.	a list of the Subject Joint Venture Clinics unwound each quarter, a description of the terms of each transaction, and the Monitor’s rationale for approving the transactions required to accomplish the unwinding;

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c.	a list of the Focus Arrangements reviewed each quarter, the Risk Determination for each of the listed Focus Arrangement, and the basis for each Risk Determination;

d.	a list of the Focus Arrangements that DaVita Dialysis entered into each quarter, the Risk Determination for each of the listed Focus Arrangements, and the basis for each Risk Determination; and

e.	the Monitor’s evaluation of corrective actions taken by DaVita Dialysis based on the Monitor’s findings and recommendations.

2.        The Monitor shall submit via overnight delivery Quarterly Reports covering the first two Reporting Periods and the first 120 days of the third Reporting Period, with the first Quarterly Report due 30 days after the first quarter of the first Reporting Period. The last Quarterly Report shall be due 30 days after the first quarter of the third Reporting Period.

3.        The Monitor may provide written recommendations to DaVita in between the Quarterly Reports, provided that the recommendations are simultaneously sent to OIG and included in the subsequent Quarterly Report. DaVita shall include its response and corrective action plans in its corresponding Quarterly Response Report.

4.        With each Quarterly Report, the Monitor shall include a certification, signed by the Monitor, stating that the individuals who assisted in fulfilling the oversight obligations required by Sections A, B, C, E, and F, above, possessed the professional competence necessary to perform the work.

H.        Annual Reports

The Monitor shall submit via overnight delivery each Annual Report no later than 80 days after the end of the Reporting Period for which the review was performed. With each individual review report, the Monitor shall include a certification, signed by the Monitor, stating that the individuals who worked on the review possessed the professional competence necessary to perform the work.

1.        Compliance Audit Review Report.  The Compliance Audit Review Report shall contain:

a.	For each audit reviewed:

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i.	a description of the audit’s objective, protocol, methodology, and results;

ii.	the Monitor’s assessment of DaVita Dialysis’s performance of the audit, including the identification of any issues or deficiencies with the protocol and/or methodology, and any unsupported or incorrect findings; and

iii.	to the extent DaVita Dialysis’s findings are unsupported or incorrect, the Monitor’s findings and the Monitor’s justification for those findings.

b.	The Monitor’s observations and recommendations concerning:

i.	the strengths and weaknesses of DaVita Dialysis’s performance of the audits;

ii.	any improvements to DaVita Dialysis’s compliance audit program to address specific problems or weaknesses identified through the Compliance Audit Review; and

iii.	other improvements that could strengthen DaVita Dialysis’s compliance audit program.

2.        Arrangements Systems Review Report.  The Monitor shall prepare a report based upon each Arrangements Systems Review performed. The Arrangements Systems Review Report shall include the following information:

a.	a description of the documentation (including policies) reviewed and personnel interviewed;

b.	a detailed description of DaVita Dialysis’s systems, policies, processes, and procedures relating to the items identified in Section D.2.a–i above;

c.	findings and supporting rationale regarding weaknesses in DaVita Dialysis’s systems, policies, processes, and procedures relating to Arrangements described in Section D.2.a–i above; and

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d.	recommendations to improve DaVita Dialysis’s systems, policies, processes, or procedures relating to Arrangements described in Section D.2.a–i above.

3.        Arrangements Transactions Review Report.  The Monitor shall prepare a report based on each Arrangements Transactions Review performed. The Arrangements Transactions Review Report shall include the following information:

a.	Review Methodology

i.	Review Protocol. A detailed narrative description of the procedures performed and a description of the sampling unit and universe utilized in performing the procedures for the sample reviewed.

ii.	Sources of Data. A full description of the documentation and other information, if applicable, relied upon by the Monitor in performing the Arrangements Transactions Review.

iii.	Supplemental Materials. The Monitor shall request all documentation and materials required for its review of the Focus Arrangements selected as part of the Arrangements Transactions Review, and DaVita Dialysis shall furnish such documentation and materials to the Monitor prior to the Monitor initiating its review of the Focus Arrangements. If the Monitor accepts any supplemental documentation or materials from DaVita Dialysis after the Monitor has completed its initial review of the Focus Arrangements (Supplemental Materials), the Monitor shall identify in the Arrangements Transactions Review Report the Supplemental Materials, the date the Supplemental Materials were accepted, and the relative weight the Monitor gave to the Supplemental Materials in its review. In addition, the Monitor shall include a narrative in the Arrangements Transactions Review Report describing the process by which the Supplemental Materials were accepted and the Monitor’s reasons for accepting the Supplemental Materials.

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2.        Review Findings.  The Arrangements Transactions Review Report shall include the Monitor’s findings with respect to each of the items set forth in Section D.3.a-h, above. In addition, the Monitor shall identify in the Arrangements Transactions Review Report any Focus Arrangement(s) reviewed that a reasonable person would consider a probable violation of the Anti-Kickback Statute, along with the Monitor’s basis for reaching that conclusion. The Arrangements Transactions Review Report also shall include observations, findings, and recommendations on possible improvements to DaVita Dialysis’s systems, policies, processes, and procedures in place to ensure that all Focus Arrangements comply with the Focus Arrangements Procedures and Focus Arrangements Requirements.

I.	Extension of Certain Independent Monitor Responsibilities

OIG may, in its sole discretion, determine that the Monitor should continue to perform his or her responsibilities under Sections A, B, C, F, and G of this Appendix for the full third Reporting Period. If the OIG exercises this discretion, the requirements of Section D of this Appendix shall be tolled for the third Reporting Period.

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APPENDIX D

EXECUTIVE FINANCIAL RECOUPMENT PROGRAM

DaVita shall establish and maintain throughout the term of the CIA a financial recoupment program that puts at risk of forfeiture and recoupment an amount equivalent to up to three years of annual performance pay (e.g., annual bonus, plus long-term incentives) for a Covered Executive who is discovered to have been involved in any significant misconduct (Executive Financial Recoupment Program). This financial recoupment program shall apply to Covered Executives who are either current DaVita employees or who are former DaVita employees at the time of a Recoupment Determination.

A.        Existing Commitments.  Pursuant to DaVita’s existing Board-approved clawback policy (the “Clawback Policy”), if the Board of Directors of DaVita (the “Board”) determines that any fraud or intentional misconduct by an executive officer or director was a significant contributing factor to the Company having to restate all or a portion of its consolidated financial statements, the Board may (i) require reimbursement of any bonus or incentive compensation paid to such executive or director, (ii) cause the cancellation of restricted stock unit awards and outstanding stock appreciation rights or stock options granted to such executive officer or director, and (iii) seek reimbursement of any gains realized that are attributable to such awards. These actions may be taken if (a) the amount of incentive compensation was calculated based on the achievement of certain financial results that were subsequently reduced due to a financial statement restatement, (b) the executive officer or director engaged in any fraud or intentional misconduct that was a significant contributing factor to the need for the restatement and (c) the amount of the bonus or incentive compensation that would have been awarded to the officer had the financial results been properly reported would have been lower than the amount actually awarded. Under the Clawback Policy, the Company may not seek to recover bonuses or incentive or equity-based compensation paid or which vests more than three years prior to the date the applicable financial statement restatement is disclosed. In addition, pursuant to the terms of certain awards made under the DaVita Healthcare Partners Inc. 2011 Incentive Award Plan (the “LTI Plan”), an award shall terminate, and the Company may seek repayment of gains realized by a recipient of such an award, if the recipient of the award (w) breaches certain restrictive covenants contained in the award, (x) is convicted of a felony, (y) is adjudicated by a court of competent jurisdiction to have committed an act of fraud or dishonesty resulting or intending to result directly or indirectly in personal enrichment at the expense of DaVita, or (z) is excluded from participating in any Federal health care program (the “Award Provisions” and, together with the Clawback Policy, the “Existing Commitments”).

If DaVita discovers any employee misconduct that would implicate the forfeitures described in this paragraph, it will evaluate the situation and make a determination about

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whether any forfeiture, and the terms of such forfeiture, will be implemented. DaVita reserves the right to amend the Existing Commitments in order to implement any changes required by rules that may be adopted by the Securities and Exchange Commission and the New York Stock Exchange pursuant to the Dodd-Frank Act relating to clawback policies.

B.        New Commitments.  In addition to the compensation forfeiture provisions of the Existing Commitments already in place with respect to annual bonuses and other forms of incentive compensation, no later than December 31, 2014, DaVita shall modify and supplement the provisions of its annual bonus plan and any plans and programs that provide for the award of long-term incentives (i.e., awards that have vesting dates later than the one year anniversary of the grant date), whether based on or settled in cash or equity, and whether under the LTI Plan or any other plan or program (collectively, the “LTI Program”) and any employment agreements, as appropriate, by imposing the following eligibility and repayment conditions on future bonuses and LTI Program awards, as well as establishing the mandatory tolling remedy and additional remedies described below (collectively, “New Commitments”) to all Covered Executives. The New Commitments shall apply prospectively to Covered Executives beginning with the 2015 bonus plan year and LTI Program awards (bonuses earned in 2015 and paid out in 2016 and LTI awards granted in 2015).

1.        Covered Executive Bonus Eligibility and Repayment Conditions.  DaVita shall implement an eligibility and repayment condition on annual bonuses designed to survive both the payment of the bonus and the separation of a Covered Executive’s employment. This will allow DaVita, as a consequence of a Triggering Event as defined below in Section C, to pursue repayment from the Covered Executive of all or any portion of the bonus monies paid to the Covered Executive. To the extent permitted by controlling law, these bonus eligibility and repayment conditions will survive the payment of the Covered Executive’s bonus and the separation of the Covered Executive’s employment for a period of three years from the payment of the bonus for the plan year.

Consistent with a Recoupment Determination, as defined below in Section D, DaVita shall endeavor to collect repayment of any bonus from the Covered Executive through reasonable and appropriate means according to the terms of its bonus plan (or employment agreement, as the case may be) and to the extent permitted by controlling law of the relevant jurisdiction. If necessary to collect the repayment, DaVita shall file suit against the Covered Executive unless good cause exists not to do so. For purposes of the Executive Financial Recoupment Program, “good cause” shall include, but not be limited to, a financial inability on the part of the Covered Executive to repay any recoupment amount or DaVita’s inability to bring such a suit under the controlling law of the relevant jurisdiction.

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2.        LTI Program Awards.  DaVita shall implement, in all long-term incentive awards that vest in three or more years, a right to clawback any unvested equity or target cash value if a Triggering Event occurred within three years after the issuance of the award. In the event the long-term incentive award vesting is less than three years, DaVita shall implement a right to seek recoupment or forfeiture, as the situation requires, of the portion of the award that has vested and/or been paid or otherwise monetized by the Covered Executive within three years from the grant date. This right is designed to survive the issuance of the awards in the event the award vests in less than three years and to survive the separation of a Covered Executive’s employment. This will allow DaVita, as a consequence of a Triggering Event as defined below in Section C, to compel disgorgement by the Covered Executive of all or any portion of the award granted to the Covered Executive, including all unvested awards and payments made to, or value realized by, the Covered Executive. This will also provide that, as a consequence of a Triggering Event, DaVita may pursue repayment by a Covered Executive who is a former employee of all or any portion of the last three years’ worth of share option and restricted share grants that became vested and were paid during the Covered Executive’s last years of employment and following termination of employment.

To the extent permitted by controlling law, these eligibility and repayment conditions shall survive vesting and payment for a period of three years from the Covered Executive’s employment termination date. Consistent with a Recoupment Determination, DaVita shall endeavor to collect repayment of these LTI Program awards from the Covered Executive through reasonable and appropriate means and to the extent permitted by controlling law of the applicable jurisdiction. If necessary to collect the repayment, DaVita shall file suit against the Covered Executive unless good cause exists not to do so.

3.        Tolling Remedy.  To the extent permitting by controlling law, for the three years during which the bonus eligibility and repayment conditions exist, if DaVita reasonably anticipates that a Triggering Event has occurred pursuant to Section C of this Appendix, and DaVita has recoupment rights remaining under Sections B.l and B.2 of this Appendix, DaVita shall have the right to notify the Covered Executive that those rights shall be tolled and thereby extended for an additional three years or until the Recoupment Committee determines that a Triggering Event has not occurred, whichever is earlier, to the extent permitted by applicable controlling law.

4.        Additional Remedies.  If, after expiration of the time period specified in Sections B.l and B.2, above, the Recoupment Committee determines that a Triggering Event occurred, DaVita shall make a determination as to whether to pursue available remedies (e.g., filing suit against the Covered Executive) existing under statute or common law to the extent available.

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C.        Triggering Events

1.        DaVita shall revise, as necessary, its bonus plan and LTI Program requirements (and employment agreements, if applicable) to provide that a Covered Executive will be ineligible for an annual bonus or LTI Program award upon discovery of significant misconduct, which shall include violations of a significant DaVita policy, applicable regulations, or law.

2.        Definition of Triggering Event.  The eligibility and repayment conditions described above shall be triggered upon a Recoupment Determination that finds:

a.	significant misconduct (e.g., violation of a significant DaVita policy, or applicable regulations or law) by the Covered Executive that, if discovered prior to payment, would have made the Covered Executive ineligible for an annual bonus or LTI Program award in that program year or subsequent program years; or

b.	significant misconduct by subordinate employees in the business unit over which the Covered Executive had responsibility that does not constitute an isolated occurrence and which the Covered Executive knew or should have known was occurring that, if discovered prior to payment, would have made the Covered Executive and/or employees in question ineligible for an annual bonus or LTI Program award in that program year or subsequent program years.

D.        Administration of Recoupment Program.  DaVita shall engage in a standardized, formal process to determine, in its sole discretion, whether a Triggering Event has occurred and, if so, the extent of bonus monies, LTI Program awards, and deferred compensation that are subject to repayment or forfeiture by the Covered Executive, and the most appropriate method for securing recoupment of relevant monies previously paid to or value realized by a Covered Executive. The findings and conclusions resulting from this process shall be referred to as the “Recoupment Determination.”

1.        Initiation.  DaVita shall initiate the Recoupment Determination process upon: (1) discovery of potential significant misconduct that may rise to the level of a Triggering Event, or (2) written notification by a United States federal government agency to the Chief Compliance Officer of DaVita of a situation that may rise to the level of a Triggering Event and gives rise (or may give rise) to liability relating to Federal health care programs. This written notification shall either identify the Covered

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Executive(s) potentially at issue or provide information (e.g., a description of the alleged misconduct and the applicable time period) to allow DaVita to identify the Covered Executive and alleged misconduct.

2.        Recoupment Committee.  The Recoupment Determination shall be made by a committee of senior executives headed by the Chief Compliance Officer (Recoupment Committee). In the event a Recoupment Determination must be made with respect to a member of the Recoupment Committee, it shall be made by the Board Compliance Committee.

3.        Timeline for Recoupment Determination Process.  DaVita shall initiate the Recoupment Determination process within 30 days after discovery by DaVita or notification, pursuant to Section D.l of this Appendix, of a potential Triggering Event. Absent extraordinary reasons, DaVita shall reach a Recoupment Determination within 90 days after initiation of the determination process.

In connection with making its Recoupment Determination, the Recoupment Committee or appropriate Delegate (as defined below), pursuant to implementing policies and procedures, shall:

a.	undertake an appropriate and substantive review or investigation of the facts and circumstances associated with the Triggering Event or any written notifications about potential Triggering Events received pursuant to Section D.l, above;

b.	make written findings regarding the facts and circumstances associated with the Triggering Event and any written notifications about potential Triggering Events received pursuant to Section D.l, above; and

c.	set forth in writing its determinations (and the rationale for such determinations) about:

i.	whether a Triggering Event occurred;

ii.	the extent of bonus monies, LTI Program award payments made or value realized, or deferred compensation that will be subject to forfeiture and/or repayment by the Covered Executive;

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iii	the means that will be followed to implement the forfeiture and/or secure the recoupment of performance pay from the Covered Executive; and

iv	the timetables under which DaVita will implement the forfeiture and/or attempt to recoup the performance pay.

For purposes of this section, a “Delegate” shall refer to the DaVita personnel to whom the Recoupment Committee has delegated one or more of its required tasks in furtherance of the Executive Financial Recoupment Program.

E.        Reporting.  The Recoupment Committee shall provide annual reports to the Board (or an appropriate committee thereof) about: (1) the number and circumstances of any Triggering Events that occurred during the preceding year and any written notifications about potential Triggering Events received pursuant to Section D.l, above; (2) a description of any Recoupment Determinations made during the preceding year (including any decision to require or not require forfeiture/recoupment from any Covered Executives, the amount and type of any forfeiture/recoupment, the means for collecting any recoupment, and the rationale for such decisions); and (3) a description of the status of any forfeitures and/or recoupments required under prior Recoupment Determinations that were not fully completed in prior years.

The Recoupment Committee shall also provide annual reports to the OIG about: (1) the number and circumstances of any Triggering Events that occurred during the preceding year and any written notifications about potential Triggering Events received pursuant to Section D.l, above; (2) a summary description of any Recoupment Determinations made during the preceding year (including any decision to require or not require forfeiture/recoupment from any Covered Executives, the amount and type of any forfeiture/recoupment, the method for collecting any recoupment, and the rationale for such decisions); and (3) a description of the status of any forfeitures and/or recoupments required under prior Recoupment Determinations that were not fully completed in prior years.

DaVita shall maintain all of the forfeiture and recoupment commitments set forth in Sections A–E above for at least the CIA Period.

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Corporate Integrity Agreement – Appendix D

APPENDIX E

EXCLUDED JOINT VENTURES

A.	Conditions

In exchange for OIG’s agreement that the joint ventures listed below (“Excluded Joint Ventures”) will be excluded as parties to the CIA, DaVita agrees to the following:

1.	During the CIA Period, each of the dialysis clinics that is owned and operated by the Excluded Joint Ventures will be managed pursuant to a Management Services Agreement with DaVita Dialysis, and all individuals and entities who provide items or services to the Excluded Joint Ventures will be considered Covered Persons to the same extent that individuals and entities who provide items or services to joint ventures that are parties to the CIA qualify as Covered Persons.

2.	DaVita shall fulfill the obligations of Section III.P of the CIA (Reportable Events) for any Reportable Event that occurs at a dialysis clinic owned by an Excluded Joint Venture.

3.	DaVita shall notify OIG of any sale of its interest in an Excluded Joint Venture or closure of any dialysis clinic that is owned and operated by the Excluded Joint Venture to the same extent as it is required to notify OIG of changes to DaVita Dialysis business units or locations under Section IV of the CIA.

4.	OIG shall be able to exercise its rights under Section VII of the CIA to inspect DaVita’s books, records, and other documents and supporting materials related to and/or conduct on-site reviews at the dialysis clinics owned and operated by the Excluded Joint Ventures for the purpose of determining DaVita’s compliance with the CIA and DaVita Dialysis’s compliance with the requirements of the Federal health care programs.

5.	Section X of the CIA shall apply to DaVita for any violations of the CIA by DaVita or DaVita Dialysis that involve or occur at an Excluded Joint Venture.

B.	List of Excluded Joint Ventures

1.	Bluegrass Dialysis, LLC

2.	DVA Healthcare Southwest Ohio, LLC

DaVita HealthCare Partners Inc.

Corporate Integrity Agreement – Appendix E

3.	DVA/Washington University Healthcare of Greater St. Louis, LLC

4.	Fields Dialysis, LLC

5.	Greater Los Angeles Dialysis Center, LLC

6.	ISD Lees Summit LLC, f/k/a DSI Lees Summit LLC

7.	ISD Plainfield, LLC, f/k/a DSI Plainfield, LLC

8.	Ohio River Dialysis, LLC

9.	Physicians Dialysis of Houston, LLP

10.	Pittsburgh Dialysis Partners, LLC

11.	River Valley Dialysis, LLC

12.	Southcrest Dialysis, LLC

13.	UT Southwestern DVA Healthcare, LLP

DaVita HealthCare Partners Inc.

Corporate Integrity Agreement – Appendix E

APPENDIX F

JOINT VENTURES EXCEPTED FROM

THE PARTIAL DIVESTITURE BAN

1.	Basin Dialysis, LLC

2.	Bluegrass Dialysis, LLC

3.	Borrego Dialysis, LLC

4.	Carroll County Dialysis Facility Limited Partnership

5.	Cimarron Dialysis, LLC

6.	DVA Healthcare – Southwestern Ohio, LLC

7.	DVA Healthcare of New London, LLC

8.	DVA Healthcare of Norwich, LLC

9.	DVA Healthcare of Tuscaloosa, LLC (f/k/a REN Centers of Tuscaloosa, LLC)

10.	Fields Dialysis, LLC

11.	Green Desert Dialysis, LLC

12.	Grosse Pointe Dialysis LLC & Medical Director Agreement for the Grosse Pointe Dialysis Center

13.	Joshua Dialysis, LLC

14.	Lockhart Dialysis, LLC

15.	Longworth Dialysis. LLC

16.	Mountain West Dialysis Services LLC

17.	Ohio River Dialysis, LLC

18.	River Valley Dialysis, LLC (f/k/a Greater Ohio River Dialysis, LLC)

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Corporate Integrity Agreement – Appendix F

19.	Roose Dialysis, LLC

20.	Routt Dialysis, LLC

21.	Star Dialysis, LLC

22.	Total Renal Care of North Carolina, LLC

23.	TRC-Four Corners Dialysis Clinics, LLC

24.	Tustin Dialysis Center, LLC

25.	UT Southwestern DVA Healthcare, LLP

26.	Valley Springs Dialysis, LLC

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Corporate Integrity Agreement – Appendix F